As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-167573__

_
UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENCORE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	5182	26-3597500

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

Encore Brands, Inc.
502 East John Street
Carson City, NV 89706
(310) 699-9937
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex G. McKean
Chief Financial Officer
Encore Brands, Inc.
502 East John Street
Carson City, NV 89706
(310) 699-9937
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

		PROPOSED	PROPOSED
	AMOUNT TO	MAXIMUM	MAXIMUM
TITLE OF EACH CLASS OF	BE	OFFERING	AGGREGATE	AMOUNT OF
SECURITITES TO BE	REGISTERED	PRICE PER	OFFERING	REGISTRATION
REGISTERED	(1)	SHARE	PRICE	FEE

Common stock, par value $0.001 per share (2)	20,000,000	$0.45 (3)	$9,000,000.00	$641.70

Common stock, par value $0.001 per share (4)	487,555	$0.60 (5)	$292,533.00	$20.86

Total	20,487,555		$9,292,533.00	$662.56(6)

(1)
In the event of a stock split, stock dividend, or similar transaction involving the common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416.

(2)	Represents shares of the Registrant’s common stock being offered pursuant to the Registrant’s public offering.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.

(4)	Represents shares of the Registrant’s common stock being registered for resale that are issuable to the selling stockholders named in the prospectus or a prospectus supplement thereto.

(5)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based on the average high and low prices of the common stock of the Registrant as reported on the OTC Bulletin Board on June 11, 2010.

(6)
Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant hereby offsets the registration fee required in connection with this Registration Statement by $364.54 previously paid by the registrant with respect to unsold securities previously registered with the Securities and Exchange Commission on October 6, 2009 pursuant to the Registration Statement on Form S-1 (Registration No. 333-156612) (the “Prior Registration Statement”). Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, such unutilized filing fee may be applied to the filing fee payable pursuant to this Registration Statement and be available to be utilized to offset the filing fee due for this Registration Statement until five years from the initial filing date of the Prior Registration Statement. Accordingly, $298.02 was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THERAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 12, 2010

ENCORE BRANDS, INC.

20,487,555 Shares of Common Stock

This prospectus related to a direct public offering by Encore Brands, Inc. of a maximum of 20,000,000 shares of our common stock at a price of $0.45 per share for maximum aggregate gross proceeds of $9,000,000.  The shares offered by us will be offered at a fixed price of $0.45 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by us or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering. The shares are offered directly through our officers and directors.  No commission or other compensation related to the sale of the shares will be paid to our officers and directors. Our officers and directors will not register as a broker-dealer with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended.  The intended methods of communication include, without limitation, telephone and personal contact. For more information, see the section titled “Plan of Distribution” herein.

The direct public offering will terminate on the earlier of (i) the date when the sale of all 20,000,000 shares is completed or (ii) 180 days from the date of this prospectus. In addition, if we abandon the offering for any reason prior to 180 days from the date of this prospectus, we will terminate the offering.

This prospectus also relates to the resale of up to 487,555 shares of our common stock by the selling stockholders identified under the section entitled “Selling Stockholders” in this prospectus. It is anticipated that the selling stockholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 35). We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is included for quotation on the Over-the-Counter Bulletin Board under the symbol “ENCB”. On November 12, 2010 , the last reported price of our common stock was $0.51 per share.

No underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering. None of the proceeds from the sale of common stock by the selling stockholder will be placed in escrow, trust or any similar account. There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering other than customary brokerage and sales commissions. The selling stockholders will pay no offering expenses other than those expressly identified in this prospectus.

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 3 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2010

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where such offers and sales are permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis or Plan of Operation,” and our historical financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to the “Company,” “Encore,” “we,” “our” and “us,” refer to Encore Brands, Inc., a Nevada corporation together with its subsidiaries.

Company History

We were incorporated under the laws of the State of Nevada on September 16, 2008.  We have had limited business operations and we currently have had limited revenue and no significant assets.  We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.

Business Overview

We have a basic permit issued by the Department of Treasury’s Alcohol and Tobacco and Trade Bureau (“TTB”) to conduct business as a wholesaler and importer of alcoholic beverages.  As such, we are engaged in the sale of distilled spirits to distributors of alcoholic beverages in the U.S. who sell to liquor stores, grocery stores, bars and restaurants, including those states that use a control board for distribution.

With a marketing focus, experience and industry relationships we plan to use our capital to build our own or acquire brands, increase distribution and drive sales.  By leveraging traditional distribution channels with effective sale and marketing techniques management expects to experience growth without being dependent on one brand to succeed. This will also make us  more valuable to distributors and not dependent on one contract manufacturer to provide products.

For our first brand, we have entered into a license agreement with Encore Brands LLC, pursuant to which Encore Brands has the limited exclusive right to sell, distribute and market Ecstasy™ Brand Liqueur in the United States of America and Canada, one of the world’s first premium enhanced spirits.

The concept behind Ecstasy™ Liqueur is a combination of flavored liqueur and energy drink which is a growing taste preference among drinkers.  The combination produced is a 70-proof clear spirit with pomegranate and citrus flavors, column distilled four times from winter white wheat and yellow corn.  Exotic herbs, which are the energy-stimulating ingredients, are ginseng, guarana, taurine, and caffeine.  Ecstasy™ is produced in such a way that it can be consumed straight up or be mixed with other ingredients as cocktails.

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World.  Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur.

The concept behind Zephyr Gin is an update to the old, stodgy gin image, with the design of a new gin that will appeal to the next generation of drinkers. Everything about it is new, beginning with its contemporary bottle design and two distinct flavors, including the 88 proof reserve with unique elderflower botanicals for the traditionalist and the 70 proof blue tinted elderberry flavor for the more adventurous.

To date, we have not received any revenues from the sale of either Ecstasy Liqueur or Zephyr Gin products.  However, we have acted as a broker for the placement of 2,000 cases of Zephyr into Sabemos, a national beverage broker, for which we received compensation in the amount of $10,000.  Since we now have our TTB basic permit, we will begin to sell both of these brands as we become TTB compliant in each state.

Shortly after inception, we filed a registration statement on Form S-1 pursuant to which we registered 20,000,000 shares of our common stock to be sold by us to qualified investors at $0.45 per share (the “Financing”).  In the Financing, we sold an aggregate total of 20,666 shares (“Shares”) to 34 subscribers at a price of $0.45 per share for total consideration of $9,300 and issued 468,889 restricted shares to 18 consultants for services rendered in separate unregistered transactions.  The issuance of these shares were primarily attributable to professional, legal and audit fees related to our public offering and ongoing compliance with our obligations under federal securities laws.  The proceeds from our public offering were used to pay for start-up costs and the related fees associated with registering our securities, our ongoing compliance requirement under federal securities laws and to apply for various licenses and permits with governmental agencies related to our future operations.

Our principal executive offices are located at 502 East John Street, Carson City, NV 89706 and our telephone number is (310) 699-9937. We maintain a website at www.encorebrands.com which contains a description of our company, but such website is not part of this prospectus. Please note that you should not view such website as part of this prospectus and should not rely on such website in making a decision to invest in our common stock.

The Offering

Securities Being Offered:	20,000,000 shares of common stock, par value $0.001 per share.

Offering Price per Share:	$0.45

Offering Period:	The shares are being offered for a period not to exceed 180 days.

Common stock offered by the selling stockholders:	487,555

Proceeds to Our Company:
$0 if no shares are sold, $2,250,000 if 25% of the maximum number of shares are sold, $4,500,000 if 50% of the maximum number of shares are sold, $6,750,000 if 75% of the maximum number of shares are sold, $9,000,000 if the maximum number of shares are sold.

Use of Proceeds*:	General working capital purposes. We will not receive any proceeds from sales by the selling stockholders.

Number of Shares Outstanding Before the Offering:	15,989,555 as of November 12, 2010 .

Stock Symbol:	ENCB

Number of Shares Outstanding After the Offering*:
15,989,555, if no shares are sold, 20,989,555 if 25% of the maximum number of shares are sold, 25,989,555 if 50% of the maximum number of shares are sold, 30,989,555 if 75% of the maximum number of shares are sold, 35,989,555 if 100% of the maximum number of shares are sold.

Risk Factors:
An investment in our common stock involves a high degree of risk. You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 3 of this prospectus before deciding whether or not to invest in shares of our common stock.

* There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  Prospective investors should carefully consider the risks described below and other information contained in this prospectus before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected. If this were to happen, the trading price of our common stock could decline significantly and investors in our common stock might lose all or a part of your investment.

Risks associated with our Company:

Because we have limited operating history, it is difficult to evaluate our business.

We have generated limited revenues from operations and have limited assets. We have yet to generate any substantial earnings from the sale of our products and there can be no assurance that we will ever operate profitably.  Our company has a limited operating history and must be considered in the development stage. Our success is significantly dependent on the successful building and development of our brand awareness. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If we are unable to execute our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

Risks for companies in the development stage can include, but are not limited to:

•	lack of sufficient financing;
•	insufficient distribution channels;
•	lack of market acceptance for our products; and
•	competition from more established and better capitalized companies.

Because of our dependence on a few products, our failure to generate revenues from these products can impair our ability to operate profitably.

We are currently dependent on two products, our Ecstasy™ Liqueur and Zephyr Gin, to generate revenues. While we anticipate expanding our product offerings, we expect that these products will continue to account for a large portion of our revenues for the foreseeable future. Any factors adversely affecting the pricing of, demand for, or market acceptance of Ecstasy™ Liqueur and Zephyr Gin, including increased competition, could cause our revenues to decline and our business and future operating results to suffer. To date, we have not received any revenues from the sale of either Ecstasy Liqueur or Zephyr Gin products. We have, however, acted as a broker for the placement of 2,000 cases of Zephyr Gin into Sabemos, a national beverage broker, for which we received compensation in the amount of $10,000.  Since we now have our TTB basic permit, we will now begin to sell both of these brands as we become compliant in each state.

We currently do not have any formal agreements in place with any distributor for our product and our failure to enter into any arrangement with distributors could adversely affect our business in the future.

In the United States, liquor distribution has been subject to the “three tier system” at the federal level since the repeal of Prohibition.  This system requires separate licensing for manufacturers, distributors and retailers of alcohol products. We currently do not have any formal arrangement in place with any distributors for our product. Management currently uses existing industry contacts within the “three-tier system” to sell our product. The sale of alcohol in the US is dependent on distributors as dictated by the government mandated three-tiered system, which requires the separation of suppliers (brand owners or licensees) like Encore Brands from distributors and retailers.

With the help of the officer’s, director’s and outside resources distributor knowledge and existing distributor relationships, we intend to obtain the best distribution partners in each state where our products are to be sold.  As we become compliant in each state, management will use its current relationships and the relationships of its outside sales agent, Pelican Brands LLC to establish or maintain distributor relationships for our products

To the extent we do not develop or enter into any arrangement with any distributor for our products, our business could be adversely affected, future operating results may suffer and we may be forced to curtail operations.

The timing and amount of capital requirements are not entirely within our control and cannot accurately be predicted and as a result, we may not be able to raise capital in time to satisfy our needs, or commence operations.

We will need to raise additional capital to implement our business plan. We have no commitments for financing, and we cannot be sure that any financing would be available in a timely manner, on terms acceptable to us, or at all. Further, any equity financing could reduce ownership of existing stockholders and any borrowed money could involve restrictions on future capital raising activities and other financial and operational matters. Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop our business to a level where it will generate profits and cash flows from operations.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

In their report dated April 28, 2010 our independent auditors stated that our financial statements for the year ended September 30, 2009 and 2008 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We are subject to the risks inherent in the creation of a new business.

We are subject to substantially all the risks inherent in the creation of a new business. As a result of its small size and capitalization and limited operating history, we are particularly susceptible to adverse effects of changing economic conditions and consumer tastes, competition, and other contingencies or events beyond the our control. It may be more difficult for us to prepare for and respond to these types of risks and the risks described elsewhere herein than for a company with an established business and operating cash flow. If we are not able to manage these risks successfully, our operations could be negatively impacted. Due to changing circumstances, we may be forced to change dramatically, or even terminate, our planned operations.

Changes in consumer preferences and discretionary spending may have a material adverse effect on our revenue, results of operations and financial condition.

Our success depends, in part, upon the popularity of our products and our ability  to organically develop new brands or acquire the licensing or distribution rights to existing brands that appeal to consumers. Shifts in consumer preferences away from our products, our inability to develop new products that appeal to consumers, or changes in our product mix that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in revenue during economic downturns or during periods of uncertainty, similar to those which followed the terrorist attacks on the United States. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Litigation and publicity concerning product quality, health and other issues, which can result in liabilities and also cause customers to avoid our products, which could adversely affect our results of operations, business and financial condition.

Beverage and food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food and beverage quality, illness, injury or other health concerns or operating issues stemming from one retail location or a limited number of retail locations. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities, if a lawsuit or claim results in a decision against us, or litigation costs, regardless of the result.

Our brands have been approved by the TTB (“Alcohol and Tobacco Tax and Trade Bureau”), and as such, each ingredient in the formula, has a corresponding GRAS number by the FDA (“Food and Drug Administration”), certifying that it is recognized as GRAS (“Generally Recognized as Safe”) under sections 201(s) and 409 of the Federal Food, Drug, and Cosmetics Act.   With this approval of our formula, we are not aware of any other health risks posed by our ingredients other than those that have been published by the TTB or FDA and which are visibly disclosed on our warning labels.  These same warnings are listed on the labels of all alcoholic beverages marketed in the US, and can include:  birth defects, cancer, heart disease, etc.    Our label is clearly displayed and reads as follows: “GOVERNMENT WARNING: (1) According to the Surgeon General, women should not drink alcoholic beverages during pregnancy because of the risk of birth defects. (2) Consumption of alcoholic beverages impairs your ability to drive a car or operate machinery, and may cause health problems.”

The food and beverage service industry has inherent operational risks that may not be adequately covered by insurance.

We currently do not maintain any insurance for losses of any kind related to our business. Any defects in our products could result in economic loss, adverse customer reaction, negative publicity, and additional expenditure to rectify the problems and/or legal proceedings instituted against us. We have not maintained any insurance policy against losses that may arise from such claims. Any litigation relating to such liability may be expensive and time consuming, and successful claims against us could result in substantial monetary liability or damage to our business reputation and disruption to our business operations.

We are currently looking to maintain insurance related to our business however we cannot assure you that we will be able to obtain and/or continue to maintain insurance with adequate coverage for liabilities or risks arising from any of our services on acceptable terms.  Even if the insurance is adequate, insurance premiums could increase significantly which could result in higher costs to us.

We may face product liability for our products.

The development,  marketing and sale of our products may subject us to product liability claims. We currently do not have insurance coverage against product liability risks. Although we intend to purchase such insurance, such insurance coverage may not be adequate to satisfy any liability that may arise. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a service, injury to our reputation, and loss of revenues. As a result, regardless of whether we are insured, a product liability claim or product recall may result in losses that could be material to us.

The planned increase in the number of our customers may make our future results unpredictable.

Our future results depend on various factors, including successful selection of new markets, market acceptance of our products, consumer recognition of the quality of our products and willingness to pay our prices. In addition, as with the experience of other retail food and beverage concepts who have tried to expand nationally, we may find that the concept has limited or no appeal to customers in new markets or we may experience a decline in the popularity of our chosen markets.

Our revenue growth rate depends primarily on our ability to satisfy relevant channels and end-customer demands, identify suppliers of our necessary ingredients and to coordinate those suppliers, all subject to many unpredictable factors.

We may not be able to identify and maintain the necessary relationships with suppliers of product and services as planned.   Delays or failures in deliveries could materially and adversely affect our growth strategy and expected results. As we supply more customers, our rate of expansion relative to the size of such customer base will decline. In addition, one of our biggest challenges is securing an adequate supply of suitable product. Competition for product is intense, and commodities costs subject to price volatility.

To secure our supplies of product, our current requirements contract with our distiller is for 5-years that is good through August 31, 2015.  The requirement contract stipulates that the distiller is required to supply as much vodka or flavored vodka, liqueurs, and distilled specialty spirits to us as is required, in minimum production runs of 2,000 9-liter cases or the equivalent per the terms defined in each products’ price sheet.  Currently, our main ingredients are corn and wheat, commodities which are historically subject to price volatilities.  While the costs for our commodities are guaranteed under our requirements contract, there is no guarantee that we will be able to obtain price guarantees for such commodities in the future.

Our ability to execute our business plan also depends on other factors, including:

•	there is no guarantee that we will enter into definitive agreements with distributors and on acceptable terms;
•	hiring and training qualified personnel in local markets;
•	managing marketing and development costs at affordable levels;
•	cost and availability of labor;
•	the availability of, and our ability to obtain, adequate supplies of ingredients that meet our quality standards; and
•	securing required governmental approvals in a timely manner when necessary

Our revenue and profit growth could be adversely affected if revenues received from potential end-users are less than expected.

While future revenue growth will depend substantially on our ability to expand our customer base, the level of revenue received from end users of our products will also affect our revenue growth and will continue to be an important factor affecting profit growth, in the coming years. Our ability to increase revenue between comparable quarterly or annual periods depends in part on our ability to launch new products and successfully implement initiatives to create consumer demand and increase sales to end users. It is possible that revenues received from the end users of our products will be less than expected or that the change in comparable revenue could be negative. If this were to happen, revenue and profit growth would be adversely affected.

Our failure to manage our growth effectively could harm our business and operating results.

Our plans call for a significant increase in the number of customers. Product supply, financial and management controls and information systems may be inadequate to support our expansion. Managing our growth effectively will require us to continue to enhance these systems, procedures and controls and to hire, train and retain management and staff. We may not respond quickly enough to the changing demands that our expansion will impose on our management, employees and existing infrastructure. We also place a lot of importance on our corporate structure, which we believe will be an important contributor to our success. The corporate structure will consist of a small management team, to maintain low overhead, with performance based compensation for sales and consultants, that is easily scalable and that gives them the ability to make decisions in the field. As we grow, however, we may have difficulty maintaining this structure or adapting it sufficiently to meet the needs of our operations. Our failure to manage our growth effectively could harm our business and operating results.

New customer sales of our products may not be profitable, and revenue that we expect may not be achieved.

We expect our new customers’ to have an initial ramp-up period during which they will generate revenue and profit below the levels at which we expect them to normalize. This is in part due to the time it takes to build a customer base in a new product, higher fixed costs relating to start-up inefficiencies that are typical of introduction of new products. Our ability to supply new customers profitably and increase average customer revenue will depend on many factors, some of which are beyond our control, including:

•	executing our vision effectively;
•	initial sales performance of new product;
•	competition, either from our known competitors in the beverage industry, or others entering into our chosen markets
•	changes in consumer preferences and discretionary spending;
•	consumer understanding and acceptance of the Ecstasy™ experience;
•	general economic conditions, which can affect store traffic, local labor costs and prices we pay for the ingredients, equipment and other supplies we use; and
•	changes in government regulation.

Our customers and suppliers could take actions that harm our reputation and reduce our profits.

Customers and suppliers are separate entities and are not our employees. Further, we do not exercise control over the day-to-day operations of our customers and suppliers. Any operational shortcomings of our customers and suppliers are likely to be attributed to our system-wide operations and could adversely affect our reputation and have a direct negative impact on our profits.

We lack sales, marketing and distribution capabilities and depend on third parties to market our services.

We have minimal personnel dedicated solely to sales and marketing of our services and therefore we must rely primarily upon third party distributors to market and sell our services. These third parties may not be able to market our product successfully or may not devote the time and resources to marketing our services that we require. We also rely upon third party carriers to distribute and deliver our services. As such, our deliveries are to a certain extent out of our control. If we choose to develop our own sales, marketing or distribution capabilities, we will need to build a marketing and sales force with technical expertise and with supporting distribution capabilities, which will require a substantial amount of management and financial resources that may not be available. If we or a third party are not able to adequately sell and distribute our product, our business will be materially harmed.

If we are unable to establish sufficient sales and marketing capabilities or enter into and maintain appropriate arrangements with third parties to sell, market and distribute our services, our business will be harmed.

We have limited experience as a company in the sale, marketing and distribution of our products and services. We depend upon third parties to sell our product both in the United States and internationally. To achieve commercial success, we must develop sales and marketing capabilities and enter into and maintain successful arrangements with others to sell, market and distribute our products.

If we are unable to establish and maintain adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate product revenue and may not become profitable. If our current or future partners do not perform adequately, or we are unable to locate or retain partners, as needed, in particular geographic areas or in particular markets, our ability to achieve our expected revenue growth rate will be harmed.

We face competition in our markets from any number of large and small companies, some of which have greater financial, research and development, production and other resources than we have.

Our brands face competition from any number of companies of all sizes, whose products and services may be used as an alternative or substitute. In addition we compete with several large companies in the alcohol distribution business. To the extent these companies, or new entrants into the market, offer comparable brands at lower prices, our business could be adversely affected.  Our competitors can be expected to continue to improve the design and performance of their products and services and to introduce new products and services with competitive performance characteristics. There can be no assurance that we will have sufficient resources to maintain our current competitive position. See “Description of Business - Competition.”

Our business may be affected by factors outside of our control.

Our ability to increase sales, and to profitably distribute and sell our products and services, is subject to a number of risks, including changes in our business relationships with our principal distributors, competitive risks such as the entrance of additional competitors into our markets, pricing and technological competition, risks associated with the development and marketing of new products and services in order to remain competitive and risks associated with changing economic conditions and government regulation.

We may not be able to raise additional capital on acceptable terms.

Developing our business may require significant capital in the future. To meet our capital needs, we expect to rely on our cash flow from operations and potentially, third-party financing. Third-party financing may not, however, be available on terms favorable to us, or at all. Our ability to obtain additional funding will be subject to various factors, including market conditions, our operating performance, lender sentiment and our ability to incur additional debt in compliance with other contractual restrictions, such as financial covenants under our credit facility. These factors may make the timing, amount, terms and conditions of additional financings unattractive. Our inability to raise capital could impede our growth.

Litigation could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

Our customers could file complaints or lawsuits against us alleging that we are responsible for some illness or injury their customers suffered at or after a visit to their stores, or that we have problems with food quality or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, claims may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment significantly in excess of our insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results. The food and beverage services industry has been subject to a growing number of claims based on the nutritional content of food products they sell and disclosure and advertising practices. We may also be subject to this type of proceeding in the future and, even if not, publicity about these matters (particularly directed at convenience stores and other approved channels, the quick-service and fast-casual segments of the industry) may harm our reputation or prospects and adversely affect our results.

The need for additional financing and the uncertainty about the timing of the receipt of additional funding may inhibit our ability to implement our growth and business plan.

We believe that we will need approximately $9,000,000 over the next twenty-four (24) months to fund our marketing efforts and enhance the further development of our product line. If our initial raise is under $2,500,000, it will not be sufficient for us to sustain our growth beyond a twenty-four (24) month period and we will need to raise additional capital.  If we cannot raise the additional capital, we will have to substantially curtail or cut operations accordingly.  If we raise between $2,500,000 and $9,000,000, management currently anticipates that such capital should be sufficient to for us to sustain our growth for at least twenty-four (24) months however there can be no assurance that these funds will be able to sustain our operations and marketing requirements beyond such twenty-four (24) month period. Even if we achieve raising the total aggregate amount of this Offering, there can be no assurance that our planning is accurate, that our operations will generate sufficient cash in a timely manner, and that such funds will be sufficient for the purposes of our business.

The failure to generate sufficient cash flows or to raise sufficient funds may require us to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities and may make it difficult for the Company to respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations, and financial condition.

We depend on Gareth West, our chief executive officer, and Alex McKean, our chief financial officer. The loss of one or more of these officers would delay our development or threaten our ability to implement our business plan.

Our future performance depends in significant part upon the continued service of our Chief Executive Officer, Gareth West and Chief Financial Officer, Alex McKean. The loss of either’s services could have a material adverse effect on our business, prospects, financial condition and results of operations. We do not presently maintain key man life insurance on our officers, but may obtain such insurance at the discretion of its board of directors for such term as it may deem suitable or desirable.

Our future success also depends on our ability to attract and retain highly qualified technical, sales and managerial personnel.  Although we feel that we have established a sufficient pool of talent that has committed to enter into  contractual agreements, we also recognize the fact that competition for such personnel can be intense, and there can be no assurance that we can continue to attract, assimilate or retain highly qualified technical, sales and managerial personnel for favorable compensations in the future.

We may not be able to manage successfully our growth resulting in possible failure or flawed implementation of our business plan.

While we believe that our products can be readily scaled to accommodate large or very large volume, we cannot be certain of that belief until such scaling occurs. In addition, significant growth will require more than marketing capabilities, capabilities such as its operating and financial procedures and controls, replacing or upgrading our operational, financial and management information systems and attracting, training, motivating, managing and retaining key employees. If our executives are unable to manage growth effectively, our business, results of operations and financial condition could be materially adversely affected.

Governments may regulate or tax our activities in unexpected ways forcing modification of our business plan or threatening its successful implementation.

Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business could have a material adverse effect on the Company's business, results of operations and financial condition. Alcohol is a controlled substance and is regulated by the federal government.

We are controlled by current officers, directors and principal stockholders.

Our directors, executive officers and principal (5%) stockholders and their affiliates beneficially own approximately 14,001,500 shares, or approximately 86% of the outstanding shares of common stock. Accordingly, our executive officers, directors, principal stockholders and certain of their affiliates will have substantial influence on the ability to control the election of our Board of Directors of the Company and the outcome of issues submitted to our stockholders.

Risks associated with our common stock:

Our common stock trades in a limited public market. Accordingly, investors face possible volatility of share price.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the ticker symbol OTCBB: ENCB. As of November 12, 2010 , there were approximately 15,989,555 shares of Common Stock outstanding.

There can be no assurance that a trading market will be sustained in the future. Factors such as, but not limited to, technological innovations, new products, acquisitions or strategic alliances entered into by us or our competitors, government regulatory actions, patent or proprietary rights developments, and market conditions for penny stocks in general could have a material effect on the liquidity of our common stock and volatility of our stock price.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results and stockholders could lose confidence in our financial reporting.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Under the current SEC regulations, we are required to include a management report on internal controls over financial reporting in our annual report on Form 10-K for the year ending September 30, 2009.  Failure to achieve and maintain an effective internal control environment, regardless of whether we are required to maintain such controls, could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Although we are not aware of anything that would impact our ability to maintain effective internal controls, we have not obtained an independent audit of our internal controls and, as a result, we are not aware of any deficiencies which would result from such an audit. Further, at such time as we are required to comply with the internal controls requirements of the Sarbanes-Oxley Act, we may incur significant expenses in having our internal controls audited and in implementing any changes which are required.

We have not paid dividends on our common stock in the past and do not expect to pay dividends on our common stock for the foreseeable future.  Any return on investment may be limited to the value of our common stock.

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment will only occur if our stock price appreciates.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

We recently became a public company and subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the Sarbanes-Oxley Act of 2002. Prior to October 2009, we had not operated as a public company and the requirements of these rules and regulations will likely increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, or if in the future management determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by the NASDAQ Stock Market, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our common stock. Any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, which will increase costs. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with this Offering:

New investors in our common stock will experience immediate and substantial dilution.

The public offering price of our common stock is substantially higher than our net tangible book value per share of common stock. Investors purchasing shares of common stock in this offering will, therefore, incur immediate dilution in net tangible book value per share of common stock. If the holders of outstanding options or warrants exercise those options or warrants, you will suffer further dilution. See “Dilution.”

Our management might not use the proceeds of this offering effectively.

Our management has broad discretion over the use of proceeds of this offering. In addition, our management has not designated a specific use for a substantial portion of the proceeds of this offering. Accordingly, it is possible that our management may allocate the proceeds in ways that do not improve our operating results. In addition, cash proceeds received in the offering may be temporarily used to purchase short-term, low-risk investments, and such investments might not be invested to yield a favorable rate of return.

We are selling the shares of common stock offered in this prospectus without an underwriter and may not be able to sell any of the shares offered herein.

Our officers and directors are offering the shares of common stock being sold on our behalf. There is no broker-dealer retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. There are no firm commitments to purchase any of the shares in this offering. Consequently, there is no guarantee that we will be capable of selling all, or any, of the shares of common stock being offered hereby.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

 In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words. These statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. We discuss many of the risks in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Except as required by law, we assume no obligation to update any forward-looking statements after the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other industry data. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE  OF NET PROCEEDS

We will not receive any proceeds from the sales by the selling stockholders.  There is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering.

The estimated net proceeds to the Company from the sale of the 20,000,000 shares of common stock offered hereby are estimated to be approximately $9,000,000 after deducting estimated underwriting discounts and offering expenses.  The Company intends to use the net proceeds of this offering to fund marketing and sales solutions it has developed, summarized as follows:

Uses of Net Offering Proceeds

	At 25% Maximum Offering	At 50% Maximum Offering	At 75% Maximum Offering	At the Maximum Offering

Gross Proceeds	$2,250,000	$4,500,000	$6,800,000	$9,000,000

Less Offering Expenses:
Commissions	0	0	0	0
Consulting, Legal and Advertising	10,000	10,000	10,000	10,000
Printing and Advertising	1,500	1,500	1,500	1,500
Net Proceeds	2,238,500	4,488,500	6,788,500	8,988,500

Use of Proceeds
Salaries and Wages	480,000	540,000	740,000	740,000
Distribution	250,000	350,000	450,000	500,000
Sales & Broker Fees	225,000	500,000	750,000	1,000,000
Marketing	350,000	750,000	1,000,000	1,500,000
Sub Total:	1,305,000	2,140,000	2,940,000	3,740,000

Acquisitions:
Purchase of New Brands and Assets	94,750	1,046,000	1,748,500	2,513,500
Sub Total:	94,750	1,046,000	1,748,500	2,513,500

Business Travel:
Long Distance	65,000	112,500	200,000	225,000
Local	10,000	20,000	30,000	40,000
Sub Total	75,000	132,500	230,000	265,000

General & Administrative	140,000	160,000	180,000	240,000
Legal Expense (Patents, TM’s, etc.)	150,000	175,000	200,000	200,000
Professional Endorsements	10,000	20,000	30,000	40,000
Liability Insurance	40,000	40,000	40,000	40,000

Advertising Expenses:
Samples	30,000	62,500	100,000	125,000
Trade Show/Exhibit	18,750	37,500	50,000	75,000
Product R&D	100,000	150,000	200,000	200,000
Package Design	0	0	0	0
Public Relations	50,000	100,000	170,000	200,000
Web Development	25,000	25,000	50,000	50,000
Media/Collateral	100,000	200,000	550,000	900,000
Sub Total	323,750	575,000	1,120,000	1,550,000

Initial Production & Inventory	100,000	200,000	300,000	400,000

Total Use of Net Proceeds	2,238,500	4,488,500	6,788,500	8,988,500

Total Net Offering Proceeds	$0	$0	$0	$0

The following definitions further clarify certain line items or terms used in the Use of Net Proceeds set forth above:

Salaries and Wages:  Due to our corporate policy of being a low overhead company, the base salary of our chief executive officer and chief financial officer, will not exceed $150,000 per year if we raise at least $2,500,000, and is capped at a $250k per year if we raise $9,000,000.  Assuming we raise at least $2,500,000, our current plan calls for the chief executive officer and chief financial officer to each receive $150,000, an internal sales manager to receive $30,000 a year, and the potential for a brand specific manager to get $150,000, for an aggregate total of $480,000.

Advertising Expenses:  These are expenses that have traditional marketing messages about the brand, from print to electronic media as well as online banners and ads that are placed in either consumer or trade publications.

Marketing Expenses:  These are expenses associated with marketing the brand that are not traditional message advertising costs.  These include, but are not limited to, the sponsoring of events, product placement, promotional or demo models and bartenders, also the costs for participation in industry events such as the South Beach Food and Wine Festival and the Wine & Spirits Wholesalers Association convention.  Drink menu placements or chain store slotting fees and coupon scans are all considered marketing costs.

Media Expenses: These are expenses for space or airtime associated with traditional ad placement, whether it is in a magazine, online or on air.

Collateral Expenses:  These are printed materials carrying our brand message and used as a give away at promotional events for our products, including, but not limited to, brochures, match books and napkins.

We reserve the right to change the use of proceeds, provided that such reservation is due to certain contingencies that are not foreseen at this time.  If we raise less than 25% or $2,250,000 of the Maximum Offering, we may not be able to sustain operations beyond a twenty-four (24) month period.

At a minimum, we face material risks if we are unable to raise the $2,500,000 necessary to ensure minimal operating funds.  Even though we do not have substantial overhead, the current run rate of fixed costs are approximately $55,000 per month, or $1,320,000 for the next twenty-four months (exclusive of current liabilities), makes the minimum of $2,500,000 inadequate for the company to be proactive in its marketing, acquisition mix and quality.  To date, we have had to turn down a number of high-quality brand acquisitions due to lack of funds.  We believe that with the current economy, the ability to identify and acquire high quality brands that are undervalued and under supported is crucial to the growth of our brand portfolio.  Specific expenditures affected by the level of proceeds in the offering will be, but are not limited to:

1.  salaries and wages may be curtailed or accrued;
2.  marketing & advertising focus, and lack of “front-loading” to help market penetration and demand;
3.  additions, acquisitions, partnerships and development of any new brands; and
4.  distributor and retailer incentives, slotting fees or coop brand promotions.

If, certain marketing and advertising campaigns or third-party sales forces fail to meet expectations, this may cause us to adjust the use of proceeds to curtail the product mix, marketing and advertising campaigns, etc. into new avenues and venues, that normally requires more time, effort and expense in order to obtain the desired results.

DILUTION

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also the result of the lower book value of the shares held by our existing shareholders. Because this is a direct public offering, with no minimum number of shares that must be sold, it is possible that none or some of the maximum number of shares offered will be sold.

After giving effect to the sale of 25%, 50%, 75% and 100% of the maximum shares of Common Stock offered by the Company hereby, at an assumed initial public offering price per share of $0.45 and the application of the estimated net proceeds there from (after deducting underwriting discounts and other estimated offering expenses), the net tangible book value of the Company as of June 30, 2010, under the assumptions set forth above and after giving effect to the sale of shares offered hereby, would increase from 0.002 to 0.11, 0.17, 0.22 and 0.25 per share, respectively. This represents an immediate increase in the net tangible book value of 0.11, 0.17, 0.22 and 0.25 per share to current shareholders, respectively, and an immediate dilution of 0.34, 0.28, 0.23 and 0.20 per share to new investors.

The following table summarizes the per share dilution based on 25% of the maximum number of shares being sold:

Public offering price per share	$0.45
Net tangible book value per share before this offering	$.002
Increase per share attributable to new investors	$.11
Adjusted net tangible book value per share after this offering	$.11
Dilution per share to new investors	$.34
Percentage dilution	75.99%

The following table summarizes the per share dilution based on 50% of the maximum number of shares being sold:

Public offering price per share	$0.45
Net tangible book value per share before this offering	$.002
Increase per share attributable to new investors	$.17
Adjusted net tangible book value per share after this offering	$.17
Dilution per share to new investors	$.28
Percentage dilution	61.37%

The following table summarizes the per share dilution based on 75% of the maximum number of shares being sold:

Public offering price per share	$0.45
Net tangible book value per share before this offering	$.002
Increase per share attributable to new investors	$.22
Adjusted net tangible book value per share after this offering	$.22
Dilution per share to new investors	$.23
Percentage dilution	51.47%

The following table summarizes the per share dilution based on 100% of the maximum number of shares being  sold:

Public offering price per share	$0.45
Net tangible book value per share before this offering	$.002
Increase per share attributable to new investors	$.25
Adjusted net tangible book value per share after this offering	$.25
Dilution per share to new investors	$.20
Percentage dilution	44.32%

The following tables set forth for 25% of the maximum number of shares offered hereby as of June 30, 2010, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.45 per share.

	Number of Shares	Percent	Total Market Capitalization	Percent	Average Amount Per Share
Current shareholders	15,989,555	76.18%	$8,394,516	78.96%	$0.525
New investors	5,000,000	23.82%	$2,236,500	21.04%	$0.450
Total	20,989,555	100%	$10,631,016	100.00%

The following tables set forth for 50% of the maximum number of shares offered hereby as of June 30, 2010, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.45 per share.

	Number of Shares	Percent	Total Market Capitalization	Percent	Average Amount Per Share
Current shareholders	15,989,555	61.52%	$8,394,516	61.52%	$0.525
New investors	10,000,000	38.48%	$4,486,500	38.48%	$0.450
Total	25,989,555	100%	$12,881,016	100.00%

The following tables set forth for 75% of the maximum number of shares offered hereby as of June 30, 2010, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.45 per share.

	Number of Shares	Percent	Total Market Capitalization	Percent	Average Amount Per Share
Current shareholders	15,989,555	51.60%	$8,394,516	51.60%	$0.525
New investors	15,000,000	48.40%	$6,736,500	48.40%	$0.450
Total	30,989,555	100%	$15,131,016	100.00%

The following tables set forth for 100% of the maximum number of shares offered hereby as of June 30, 2010, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.45 per share.

	Number of Shares	Percent	Total Market Capitalization	Percent	Average Amount Per Share
Current shareholders	15,989,555	44.43%	$8,394,516	48.30%	$0.525
New investors	20,000,000	55.57%	$8,986,500	51.70%	$0.450
Total	35,989,555	100%	$17,381,016	100.00%

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol "ENCB.OB” since April 6, 2010.  The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions.

The closing price of our common stock on the OTC Bulletin Board on November 12, 2010 was $0.51 per share .

The following table sets forth the range of high and low sales prices as reported on the OTC Bulletin Board for the periods indicated.

	Sales Price
Year Ended September 30, 2010	High	Low
Third quarter ended June 30, 2010 (through June 11, 2010)	$0.60	$0.51
Fourth quarter ended September 30, 2010 (through September 24, 2010)	$0.51	$0.47

Year Ended September 2011
First quarter ended December 31, 2010 (through November 12, 2010)	$0.51	$0.51

Holders

As of November 12, 2010 , an aggregate of 15,989,555 shares of our common stock were issued and outstanding and were owned by approximately 52 stockholders of record, based on information provided by our transfer agent.

Dividends

No cash dividends have been paid on our common stock. We expect that any income received from operations will be devoted to our future operations and growth. We do not expect to pay cash dividends on our common stock in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as our board of directors may consider relevant.

Equity Compensation Plan Information

The following table sets forth certain information as of September 30, 2009, with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	The weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation	None	-	-
Plans approved by
Security holders

Equity compensation	None	-	-
Plans not approved
By security holders
Total

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following discussion contains forward-looking statements that reflect the Company’s plans, estimates and beliefs. Actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this Prospectus particularly in "Special Note Regarding Forward-Looking Statements," "Market Data" and "Risk Factors."

OVERVIEW

We have a basic permit issued by the Department of Treasury’s Alcohol and Tobacco and Trade Bureau (“TTB”) to conduct business as a wholesaler and importer of alcoholic beverages.  As such, we are engaged in the sale of distilled spirits to distributors of alcoholic beverages in the U.S. who sell to liquor stores, grocery stores, bars and restaurants, including those states that use a control board for distribution.

With a marketing focus, experience and industry relationships we plan to use our capital to build our own or acquire brands, increase distribution and drive sales.  By leveraging traditional distribution channels with effective sales and marketing techniques management expects to experience growth without being dependent on one brand to succeed. This will also make us more valuable to distributors and not dependent on one contract manufacturer to provide products.

For our first brand, we have entered into a license agreement with Encore Brands LLC, pursuant to which Encore Brands has the limited exclusive right to sell, distribute and market Ecstasy™ Brand Liqueur in the United States of America and Canada, one of the world’s first premium enhanced spirits.

The concept behind Ecstasy™ Liqueur is a combination of flavored liqueur and energy drink which is a growing taste preference among drinkers.  The combination produced is a 70-proof clear spirit with pomegranate and citrus flavors, column distilled four times from winter white wheat and yellow corn.  Exotic herbs, which are the energy-stimulating ingredients, are ginseng, guarana, taurine, and caffeine.  Ecstasy™ is produced in such a way that it can be consumed straight up or be mixed with other ingredients as cocktails.

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World.  Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur.

The concept behind Zephyr Gin is an update to the old, stodgy gin image, with the design of a new gin that will appeal to the next generation of drinkers. Everything about it is new, beginning with its contemporary bottle design and two distinct flavors, including the 88 proof reserve with unique elderflower botanicals for the traditionalist and the 70 proof blue tinted elderberry flavor for the more adventurous.

To date, we have not received any revenues from the sale of either Ecstasy Liqueur or Zephyr Gin products.  However, we have acted as a broker for the placement of 2,000 cases of Zephyr into Sabemos, a national beverage broker, for which we received compensation in the amount of $10,000.  Since we now have our TTB basic permit, we will begin to sell both of these brands as we become TTB compliant in each state.

Shortly after inception, we filed a registration statement on Form S-1 pursuant to which we registered 20,000,000 shares of our common stock to be sold by us to qualified investors at $0.45 per share (the “Financing”).  In the Financing, we sold an aggregate total of 20,666 shares (“Shares”) to 34 subscribers at a price of $0.45 per share for total consideration of $9,300 and issued 468,889 restricted shares to 18 consultants for services rendered in separate unregistered transactions.  The issuance of these shares were primarily attributable to professional, legal and audit fees related to our public offering and ongoing compliance with our obligations under federal securities laws.  The proceeds from our public offering were used to pay for start-up costs and the related fees associated with registering our securities, our ongoing compliance requirement under federal securities laws and to apply for various licenses and permits with governmental agencies related to our future operations.

Recent Developments

On April 6, 2010, we were granted a stock symbol on the Over-the-Counter Bulletin Board by the Financial Industry Regulatory Authority (“FINRA”) bearing the name ENCB.

On June 16, 2010, we entered into a non-binding Letter of Intent (“LOI”) with Cermex SA (“Cermex”) to enter into a Design and Development Agreement (“agreement”). After meeting with Cermex’s management it was agreed that the mutual development of existing brands and marketing services by Encore would provide a valuable resource for their existing beer brands and a platform for the develop of new brands, to be wholly owned by Encore. In addition, Cermex would provide favorable terms on development of product and packaging for both Encore's own labels and any private label business that was created through Encore's sales efforts.  We are currently working with Cermex’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize.

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World. Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur. After speaking with Zephyr’s management, it was agreed that a relationship with us would be mutually beneficial to both parties in the sense that it would provide more offerings for us to the same customers and more resources to Zephyr to help build their brand.  We are currently working with Zephyr’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize. Pursuant to our rights under the TTB Permit, we will act as a wholesaler and importer for Zephyr.

On July 27, 2010, we entered into a three-year Memorandum of Understanding ("MOU") with Pelican Brands LLC, to provide us a national sales force for our brands.  The terms of the agreement in year one include a minimum cases sold requirement of 8,000 9-liter cases, sales commissions of 12% and a monthly management fee of $8,000.

Results of Operations for the three and nine months ended June 30, 2010 and 2009

Revenue

For the three and nine months ended June 30, 2010, we generated consulting revenues of $10,000 for assisting in the creation of a broker relationship and subsequent sale of 2000 cases of Zephyr Gin to Sabemos, a national broker.  Our ability to leverage our contacts to provide the placement of product for Zephyr led to the signing of the non-binding LOI with KSB, LLC.  Pursuant to our rights under the TTB Permit, we will act as a wholesaler and importer for Zephyr Gin in all future transactions.

Based on prior history, we will continue to have insufficient revenue to satisfy current and recurring liabilities as we continue development activities. For short term needs we will be dependent on receipt, if any, of private placement proceeds.  With the receipt of any of these private placement proceeds, the Company expects to see significant growth in 2011 as we increase marketing efforts, bring on additional customers and future customers become more aware of our brands.

General and administrative

The types of costs included in selling, general and administrative expenses consist predominately of professional fees, advertising and non-manufacturing administrative and overhead costs.  Distribution network costs are not included in the Company's selling, general and administrative expenses, but are included in cost of goods sold.

The Company expenses advertising costs as incurred, shown or distributed

General and administrative expenses during the three and nine months ended June 30, 2010 was $163,042 and $330,707 respectively and for the three and nine months ended June 30, 2009 were $2,836 and $290,754 respectively.  The increase was due to stock-based compensation and management salaries of $12,500 per month for each officer in the current period.

Net Loss

Net loss for the nine months ended June 30, 2010 was approximately $320,707 an increase to the net loss during the same periods in 2009 of $29,953 or 10%. The increase in the net loss is due to stock-based compensation to professionals for services rendered and management salaries of $12,500 per month for each officer.

Results of Operations for the period beginning September 18, 2008 (inception) through the fiscal year ended September 30, 2009

For the period beginning September 18, 2008 (inception) through the fiscal year ended September 30, 2009, we did not generate any revenues to cover operations.  Based on prior history, we will continue to have insufficient revenue to satisfy current and recurring liabilities as we continue development activities. For short term needs we will be dependent on receipt, if any, on the proceeds from the sale of our equity and/or debt securities.  With the receipt of any proceeds from the sale of our equity and/or debt securities, we expect to see growth in 2010 as we increase marketing efforts, bring on additional customers and future customers become more aware of our brands. There can be no assurances we will be able to raise any additional capital.

General and administrative

The types of costs included in selling, general and administrative expenses consist predominately of professional fees, advertising and non-manufacturing administrative and overhead costs.  Distribution network costs are not included in the Company's selling, general and administrative expenses, but are included in cost of goods sold.

The Company expenses advertising costs as incurred, shown or distributed.

General and administrative expenses for the period beginning September 18, 2008 (inception) through the fiscal year ended September 30, 2009 was ($298,342).  These expenses primarily consisted of shares given to professionals for services rendered, various legal and audit fees related to operations and accrued salaries payable.

Net Loss

Net loss for the period beginning September 18, 2008 (inception) through the fiscal year ended September 30, 2009 was ($298,342).  This net loss was primarily attributable to professional fees for services rendered, various legal and audit fees related to operations and accrued salaries payable.

Liquidity and Capital Resources

Shortly after inception, we filed a registration statement on Form S-1 pursuant to which we registered 20,000,000 shares of our common stock to be sold by us to qualified investors at $0.45 per share (the “Financing”).  In the Financing, we sold an aggregate total of 20,666 shares (“Shares”) to 34 subscribers at a price of $0.45 per share for total consideration of $9,300 and issued 468,889 restricted shares to 18 consultants for services rendered in separate unregistered transactions.  The issuance of these shares were primarily attributable to professional, legal and audit fees related to our public offering and ongoing compliance with our obligations under federal securities laws.  The proceeds from our public offering were used to pay for start-up costs and the related fees associated with registering our securities, our ongoing compliance requirement under federal securities laws and to apply for various licenses and permits with governmental agencies related to our future operations.  The offering expenses of $364.65 were paid out of funds received from loans received from shareholders as more fully described below.

To the best of our knowledge, we are not aware of any sales of the Ecstasy Brands Liqueur by Encore Brands LLC prior to our licensing of the product in 2008.

As of June 30, 2010, we had negative working capital of $314,664 compared to September 30, 2009 of  $51,482. Our net loss was ($320,707) and ($284,342) for the nine months ended June 30, 2010 and fiscal year ended September 30, 2009.

Net cash used in operating activities was approximately ($75,263) for the nine months ended June 30, 2010 compared to approximately ($19,144) for the same period in 2009.  Net cash used in operating activities was approximately ($19,543) for the period beginning September 18, 2008 (inception) through the fiscal year ended September 30, 2009. The increase in cash used in operating activities is primarily attributable to amounts paid for accounting and legal services, and corporate compliance fees.

Net cash provided by financing activities during the nine months ended June 30, 2010 was approximately $75,400 as compared to $19,160 for the corresponding period in 2009.  This increase is primarily due to the closing of a note payable of $50,000 and shareholder loans of $24,500.  The note payable is unsecured, bears interest at 10% per annum, and matured in March 2010. Upon maturity, all accrued but unpaid interest shall be due and payable.  The loan is convertible into shares of our common stock at a conversion price equal to a 15% discount to the ten-day volume weighted average price per share of the common stock prior to the date of conversion.  In no circumstances can the loan be converted if the conversion price is less than $0.30 per share.  Management, directors and various shareholders have periodically loaned monies to us to fund operations, these loans bear interest at 3.25%, are unsecured and due on demand.  The securing of these funds helped us pay start-up costs and the related fees associated with registering our securities, our ongoing compliance requirement under federal securities laws and to apply for various licenses and permits with governmental agencies related to our future operations above and beyond that received in the sale of securities, including but not limited to, audit, legal and filing fees.

No shares were sold and no warrants were exercised during the three and nine months ended June 30, 2010.

We have recognized limited revenues from our operations. As a result, our current cash position is not sufficient to fund our cash requirements during the next twelve months, including operations and capital expenditures.

Our future financial results will depend primarily on (1) our ability to fully implement our business plan and (2) our ability to develop our brand awareness. We cannot assure that we will be successful in any of these activities, or that they will be at a level allowing for profitable production.

Depending on the timing and amount of our capital raising efforts, we expect to accomplish the foregoing over the subsequent twelve months through the following milestones estimated at the $9,000,000 level of proceeds, with management adjusting the amount of expenditures in accordance with proceeds from the offering that fall below these expectations:

1.
We hope to hire a marketing focused team to create significant sales of unique non-competing brands on and off premise in the U.S. market place. The team will consist of contract service providers on a performance based compensation plan to be scaled by region and the number of brands we manage.  Our marketing plan includes partnering with traditional and online media, attracting celebrity brand ambassadors and producing unique ad campaigns and promotions for each brand. Product placement and event sponsorship will also be used to create awareness and drive sales. This will be an immediate need for us and will be ongoing from the commencement of operations. These costs are estimated at $350,000 at the 25% of maximum offering, up to a total of $1,500,000 at the maximum offering.

2.
Since distributor support is critical, we will use management’s existing relationships to continue to build ties with highly-capable distributors across the United States.  With the approval of our TTB permit and we begin to introduce our products into each state and become tax compliant, we have to decide on which distributor to use for that particular state.  These costs are estimated at $250,000 at the 25% of maximum offering, up to a total of $500,000 at the maximum offering and are specific with regard to promoting the brand with the distributor.  By writing incentives for the sales people and managers to promote our products, we believe it ensures the brand will get attention from the distributor.  In addition to the distributors incentives, initial sell in and promotions including, but not limited to, multi-case discounts, menu features and co-op sales would contribute to the initial distribution relationship costs.

3.
We intend to identify a key market demographic and focus on that consumer till reaching an awareness and mass level to move to a wider distribution presence, including retail. Utilizing relevant communications and grass roots marketing, Encore will make the brand resonate in the consumers mind and be a part of their behavior. By creating pivotal catalysts for trial and awareness, we will leverage the distribution network to support the key markets serving this demographic and utilize additional broker support when our own inside sales people are not available. To create this “catalyst” for the brand, we intend to promote the brand heavily with the use of events at bars and clubs, traditional public relations and online marketing. We have created a marketing plan that is appropriately themed for the demographic we are trying to reach as well as to create residual public relations benefits and marketing opportunities. We intend  to reveal this campaign to the consumer and general public in the 1st quarter of 2011 at an appropriate time.    This will be an immediate need of the Company and will be ongoing from the commencement of operations. These costs are inclusive under advertising expenses that are estimated at $323,750 at the 25% of maximum offering, up to a total of $1,550,000 at the maximum offering.

The $9,000,000 in funding covers all the expectations of our business needs, specifically the ability to acquire undervalued brands and add to our existing inventories to meet demand.   If the initial proceeds falls below the $2,500,000 needed to sustain growth through the next twenty-four months and we cannot generate sufficient revenues to continue operations and pay our expenses we will need to suspend or cease operations.

The company expects that the results of this offering will affect the nature and breadth of its decisions to launch and maintain its product(s) offerings.  At a minimum, we face material risks if we are unable to raise at least $2,500,000.  Even thought we try to maintain a low overhead model, our current run rate of fixed costs are approximately $55,000 per month or $1,320,000 for the next twenty-four months (exclusive of current liabilities), makes the minimum of $2,500,000 inadequate for the company to be proactive in its acquisition mix and quality.  At its maximum run rate, excluding such variables as commissions and cost of goods sold (“COGS”), the company will have a fixed cost rate of $105,000 a month or $2,520,000 for the next twenty-four months.  Thus, the major variables in the operation of the company involve those costs that are not fixed, such as sales commissions, marketing and advertising campaigns, COGS, etc.

We believe that with the current economy, the ability to identify and acquire high quality brands that are undervalued and under supported is crucial to the growth of our brand portfolio.  Specific expenditures affected by the level of proceeds in the offering will be, but are not limited to:

1.  salaries and wages may be curtailed or accrued;
2.  marketing & advertising focus, and lack of “front-loading” to help market penetration and demand;
3.  additions, acquisitions, partnerships and development of any new brands; and
4.  distributor and retailer incentives, slotting fees or coop brand promotions.

If, certain marketing and advertising campaigns or third-party sales forces fail to meet expectations, this may cause the company to adjust the use of proceeds to curtail the product mix, marketing and advertising campaigns, etc. into new avenues and venues, that normally requires more time, effort and expense in order to obtain the desired results.

Our funding requirements will depend on numerous factors, including:

·	executing our vision effectively;
·	initial sales performance of new products;
·	competition, either from known competitors in the beverage industry, or others entering into our chosen markets;
·	changes in consumer preferences and discretionary spending;
·	consumer understanding and acceptance of the Ecstasy™ experience;
·	general economic conditions, which can affect store traffic, local labor costs and prices we pay for the ingredients, equipment and other supplies we use; and
·	changes in government regulation.

As noted above, we believe that we do not have sufficient liquidity to satisfy our cash requirements for the next twelve months, which will require us to raise additional external funds through the sale of additional equity or debt securities.  Currently, other than this offering, we have no plans in place for additional capital. In any event, we expect that unless our sales increase significantly, we will need to raise additional funds in over the next 12 months to finance the costs of establishing the corporate infrastructure and related expenses, as well as sales and marketing expenses to support our introduction of our brands. The sale of additional equity securities will result in additional dilution to our shareholders. Sale of debt securities could involve substantial operational and financial covenants that might inhibit our ability to follow our business plan. Additional financing may not be available in amounts or on terms acceptable to us or at all.  If we are unable to obtain additional financing, we may be required to reduce the scope of, delay or eliminate some or all of our planned research, development and commercialization activities, which could harm our financial conditions and operating results.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Inflation

We do not believe our business and operations have been materially affected by inflation.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None.

BUSINESS

Company History

We were incorporated on September 16, 2008 in the State of Nevada.   We have had limited business operations and we currently have had limited revenue and no significant assets.   We have never declared bankruptcy, have never been in receivership, and have never been involved in any legal action or proceedings.

On June 16, 2010, we entered into a non-binding Letter of Intent (“LOI”) with Cermex SA (“Cermex”) to enter into a Design and Development Agreement (“agreement”).  After meeting with Cermex’s management it was agreed that the mutual development of existing brands and marketing services by Encore would provide a valuable resource for their existing beer brands and a platform for the develop of new brands, to be wholly owned by Encore. In addition, Cermex would provide favorable terms on development of product and packaging for both Encore's own labels and any private label business that was created through Encore's sales efforts.  We are currently working with Cermex’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize.

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World. Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur. After speaking with Zephyr’s management, it was agreed that a relationship with us would be mutually beneficial to both parties in the sense that it would provide more offerings for us to the same customers and more resources to Zephyr to help build their brand. Pursuant to our rights under the TTB Permit, we will act as a wholesaler and importer for Zephyr in all future transactions. We are currently working with Zephyr’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize.

On July 27, 2010, we entered into a three-year Memorandum of Understanding (“MOU”) with Pelican Brands LLC, to provide us a national sales force for our brands.

General

We are a wholesaler and importer engaged in the sale of distilled spirits to distributors of alcoholic beverages in the U.S. who sell to liquor stores, grocery stores, bars and restaurants, including those states that use a control board for distribution.

On May 27, 2010, we received our Federal Basic Permit with the Alcohol Tobacco Trade and Tax bureau (“TTB“) to conduct business as a wholesaler and importer of alcoholic beverages. With this permit, we can begin obtaining our compliance within each state to conduct business.

With a marketing focus, experience and industry relationships we plan to use our capital to build our own or acquire brands, increase distribution and drive sales.  By leveraging traditional distribution channels with effective sales and marketing techniques management expects to experience growth without being dependent on one brand to succeed. This will also make us more valuable to its distributors and not dependent on one contract manufacturer to provide products.

For our first brand, we have entered into a license agreement with Encore Brands LLC, pursuant to which Encore Brands has the limited exclusive right to sell, distribute and market Ecstasy™ Brand Liqueur in the United States of America and Canada, one of the world’s first premium enhanced spirits.

The concept behind Ecstasy™ Liqueur is a combination of flavored liqueur and energy drink which is a growing taste preference among drinkers.  The combination produced is a 70-proof clear spirit with pomegranate and citrus flavors, column distilled four times from winter white wheat and yellow corn.  Exotic herbs, which are the energy-stimulating ingredients, are ginseng, guarana, taurine, and caffeine.  Ecstasy™ is produced in such a way that it can be consumed straight up or be mixed with other ingredients as cocktails.

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World.  Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur.

The concept behind Zephyr Gin is an update to the old, stodgy gin image, with the design of a new gin that will appeal to the next generation of drinkers. Everything about it is new, beginning with its contemporary bottle design and two distinct flavors, including the 88 proof reserve with unique elderflower botanicals for the traditionalist and the 70 proof blue tinted elderberry flavor for the more adventurous.

To date, Encore Brands, Inc. has sold neither Ecstasy Liqueur nor Zephyr Gin products.  It has, however acted as a broker for the placement of 2,000 cases of Zephyr Gin.  With the TTB Permit now effective, both of theses brands will be sold under the wholesaler and importer classifications as we become compliant in each state.

Since competition among vodka drinks is largely dependent on brand differentiation and provocative marketing angles, “Ecstasy™” as a brand name may be said to have high recall ability – evoking “overwhelming bliss and emotion” and “heightened capacity for exceptional thought and experience” – and may be reflective of the drink itself.

Among all types of spirits, it seems that vodka is the type that largely invests on perfecting its packaging in order to entice prospective drinkers.  Ecstasy™ is no exception, as it invests substantially on its packaging, using a designer red corked bottle made from Venetian glass.  It aims to stand out from other bottles due to its color and the prominently placed “X” which also has its own appeal.  With the provocative name and stylized design, Ecstasy™ Liqueur is effective in grabbing the attention of its target customers.

Within the enhanced spirits sector, the trend of trading up is evident from the marked prices of the products including Ecstasy™.  The spirits market is defined by the price point at which the products are sold. All of Ecstasy™’s direct competitors have priced their 750ML bottles above US$30, which already falls within the super-premium range (ranges vary from around $10 for value brands, $20 and greater for premium brands and $30 and above for super premium brands). These enhanced spirits have aptly positioned themselves in the high-growth price tier.  Based on vodka volume growth, the super premium range registered the highest year-on-year growth with 14.2 percent compared to other price tiers of vodka in 2007.  If pricing strategies for vodkas are also applied to energy-infused vodkas, this would mean that enhanced spirits are riding on the high-growth bandwagon, pricing their products at super-premium levels to generate high margins.  Though marketing and brand identity are integral for spirits in general, vodka sales apparently are highly-driven by the packaging designed to grab the attention of any casual drinker, which makes these drinks highly-priced – “don’t sell the steak, sell the sizzle.”  Ecstasy™, in particular, is priced in the upper half of the super-premium level among enhanced spirits.

Enhanced spirits derive their product qualities from both the vodka and energy stimulants used.  Vodka is generated by the distillation of a fermented substance, usually potatoes and molasses, along with water and ethanol.  Energy-vodkas are usually either 80-proof or 70-proof in terms of alcoholic content, while the smoothness is determined by the distillation process.  Super-premium vodka brands, where most enhanced spirits have priced themselves at, are usually smoother and distilled more times compared to the premium brands.  For energy stimulants, the ingredients used are those commonly found in energy drinks such as caffeine, taurine, guarana, ginseng, and yerba mate.  Each energy-vodka has its own combination of ingredients, with Ecstasy™ having four of the five commonly used energy stimulants.  It is expected that the combination of stimulants will have a large impact on the level of energy boosting that the drinker will experience.

Distribution for enhanced spirits is done either on-premise (restaurants, bars, nightclubs) or off-premise (liquor and convenience stores).  Most of Ecstasy™’s competitors have already reached most of the states, with some brands already establishing a large geographical presence within the U.S. and also opting to expand into the international marketplace.

We are a wholesaler of Ecstasy™, and as such, have no direct costs associated with the production of Ecstasy™, as everything is made to order by third parties, including our agreement with our distiller, DRinc. Even though prices are fixed over a five-year period pursuant to the terms of our agreement with DRinc, there can be costs that are passed on  as a result of changes in the prices of commodities, such as corn and wheat, transportation costs, such as fuel and oil, all of which can have a positive or negative impact on our ingredient costs and in the decision as to what the retail pricing of our products should be.

We will concentrate our efforts on the top 20 consumer markets (see table below), while Pelican Brands, LLC works on getting us compliant in each of the 50 states:

2007 Top Twenty U.S. Designated Market Areas
Population Rank	DMA Name	Population	Households	EBI (in Billions)	Retail Sales (In Billions)
1	New York, NY	20,845,536	7,582,327	$493.2	$329.3
2	Los Angeles, CA	17,763,915	5,718,533	341.5	251.2
3	Chicago, IL	9,699,918	3,497,608	216.2	156.3
4	Philadelphia, PA	7,845,519	2,969,123	175.2	131.3
5	San Francisco – Oakland San Jose, CA	6,877,020	2,487,636	189.6	119.8
6	Dallas-Ft. Worth, TX	6,655,366	2,413,421	144.2	105.2
7	Boston (Manchester), MA-NH	6,188,655	2,405,584	155.2	110.7
8	Washington. DC (Hagerstown, MD)	6,141,792	2,332,560	169.7	112.8
9	Atlanta, GA	6,141,281	2,248,964	130.4	100.2
10	Houston, TX	5,809,390	2,027,307	117.7	87.1
11	Detroit, MI	5,040,831	1,951,239	113.1	86.7
12	Phoenix (Prescott), AZ	4,810,101	1,765,925	98.0	75.6
13	Seattle-Tacoma, WA	4,569,269	1,813,147	107.3	79.2
14	Minneapolis – St. Paul, MN	4,414,295	1,712,382	99.0	78.5
15	Miami – Ft. Lauderdale, FL	4,298,231	1,570,128	84.7	62.3
16	Tampa – St. Petersburg (Sarasota), FL	4,226,115	1,779,818	90.6	69.9
17	Sacramento – Stockton Modesto, CA	4,001,780	1,407,967	77.4	61.6
18	Cleveland, OH	3,905,892	1,560,483	77.7	64.5
19	Denver, CO	3,807,412	1,480,904	89.6	67.1
20	Orlando – Melbourne Daytona Beach, FL	3,559,162	1,419,628	72.4	57.1

Source: Claritas 2007

While we will maintain an office as our corporate headquarters, our overhead will be kept low by outsourcing noncore work like maintaining compliance and holding the minimum necessary inventory and focusing on the delivery and marketing of the product.

In the United States, liquor distribution has been subject to the “three tier system” at the federal level since the repeal of Prohibition.  This system requires separate licensing for manufacturers, distributors and retailers of alcohol products.  We currently do not have any formal arrangement in place with any distributors for our product. Management currently uses existing industry contacts within the “three-tier system” to offer our product.  The sale of alcohol in the US is dependent on distributors as dictated by a government mandated three-tiered system, which requires the separation of suppliers (brand owners or licensees), from distributors and retailers.  With the help of the officer’s and director’s distributor knowledge and exiting distributor relationships, we intend to obtain the best distribution partners in each state where its products are to be sold.  Even with management’s expertise and preexisting distributor relationships there can be no guarantee of acceptance of the product or consummation of distribution contracts with a given distributor in a given state.

By reinvesting capital in the growth of a brand as it reaches critical mass and becomes cash flow positive, our marketing costs as a percentage of sales should decline.

We will continue looking to partner or expand our broker relationships, in addition to inside sales, in order to grow our business.  We will look to add other noncompeting brands at such times as it would not jeopardize our focus, add significant overhead, yet provide incremental revenue growth.

Industry Overview

Detail the industry and competitive situation, including any relevant trends, which the Company operates in:

Sources: The Alcoholic Drinks Market Outlook to 2008, First Research “Beer, Wine, and Spirits Distributorships Industry Profile”, US Spirits Market:  “The State of the Union”, and by information at  the US Distilled Spirits Council (“DISCUS”) and Alcohol and Tobacco Tax and Trade Bureau (“TTB”).

We expect long-term demand for wine and spirits to continue to grow in the U.S. and in major markets outside the U.S.  But our near-term view of the overall business environment has been tempered by the current global recession, which has decreased consumers’ disposable income and increased unemployment.  As a result, some consumers have shifted away their consumption patterns from on-premises to off-premises, with DISCUS estimating in 2009 that off-premises volume sales in the U.S. rose by nearly 3%, compared to around a 2% decline in the on-trade in the same period.  In addition, DISCUS’ CEO Peter Casey concluded in 2009, that the spirits business might not be “recession proof” but is certainly “recession resilient”.

The alcoholic segment, posting 1.4 percent growth, edged the 1.3 percent expansion of the refreshments or non-alcoholic market. The alcohol industry – which sources its revenue either from off-premise (i.e. wholesale, retailers) or on-premise (i.e. restaurants, bars) sales – has three divisions, namely: beer, distilled spirits, and wine.  The emergence of premium and craft beer, the rising popularity of cocktail culture, and continuing experimentation with ‘Old and New World’ wines are its respective growth drivers. Beverage type by revenue market share is little changed from 2006 when the allocation stood at: beer (50.5 percent), spirits (33.0 percent) and wine (16.5 percent).  Although beer still seems to be the alcohol beverage of choice by most Americans, it posted the lowest volume growth rate in 2007 with 1.4 percent.  Outperforming the brewed beverage are the distilled spirits with 2.4 percent volume growth and the fermented wine with 4.0 percent.

Spirits

The spirits sector, whose products range from vodka, rum, whiskey, tequila, and bourbon – to name a few – accounted for 33.1 percent of total alcohol revenue in the U.S. for 2007.  Sales of the distilled concoction has risen 5.6 percent in 2007 to US$18.2 billion while volume grew by 2.4 percent to 181.5 million cases, and to US$18.7 in billion in sales in 2008.  The overall spirits category in the U.S. continued to grow during fiscal 2009, with U.S. industry trends, as measured by National Alcoholic Beverage Control Association ("NABCA") data, indicating a total distilled spirits volume grew 3.3% for the 12 months ending April 30, 2009.  Growth drivers are continued ‘premiumization’, solid off-premise sales, the growing cocktail culture, and steady population growth of the 21 and older demographic.  The term ‘premiumization’ describes the trading up trend wherein consumers exhibit greater preference for high-priced alcoholic beverages.  Off-premise sales versus on-premise sales of spirits show a large discrepancy – the former holds a fourfold advantage over the latter, which is suffering perhaps due to considerable product mark-ups in restaurants, bars, and other similar establishments. The strong demand for spirits prevails despite the economic slowdown mainly due to the buoyant growth of the high-end premium and super-premium product segments.  However, the value and premium spirits continue to make up the largest share in terms of volume as they account for a combined 70 percent of the segment total.

Vodka

Based on the findings of DISCUS, the top five product segments in the spirits division are: vodka, rum, cordials, Canadian whiskey, as well as bourbon and Tennessee whiskey, in that order.  Owing to vodka’s dominant role, DISCUS aptly nicknamed vodka as the ‘Spirit of the Industry’.  In 2007, vodka sales reached a spirits-leading US$4.3 billion or roughly 24 percent of total spirits segment revenue.  It also accounted for 28.5 percent of spirits industry volume with 51 million 9-liter cases.  The growth outlook for vodka is promising.  It is a versatile, highly mixable beverage making it the predominant base for the newly-emerging bar staple – cocktails.  Moreover, vodka could either be drank on-the-rocks, straight, or mixed with fruits, syrup, etc.

In the U.S. spirits market, vodka is czar.  Eight out of the Top 20 Liquor Products in the U.S. are vodka brands, which account for 39.1 percent of the list’s total sales.  The average growth of vodka (4.39 percent) outperforms that of the group average (3.84 percent).  Not surprisingly, the top spot is occupied by a vodka brand, Smirnoff.  The fact that the combined US$461.20 million revenue for 2007 of the Top 5 Vodka Brands in the U.S. make up 10.6 percent of total spirits sales further emphasizes how lucrative the product segment is in the U.S. market.  In addition, the U.S. market accounts for a majority of global vodka sales. Innovation has transformed vodka over the years, infusing the clear liquor with natural spices and fruit flavors.  Flavored versions, which have sprung up to provide taste variations, now represent 14 percent of total vodka sales.  Recently, distillers have started to diversify towards the higher-end of the price spectrum – a strategy that is paying off.  The 2007 growth of the expensive super-premium vodka topped the combined increase of the lower-tiered value, premium, and high-end segments.

Enhanced Spirits (Vodka-based)

Direct competitors of Ecstasy™ are vodka-based drinks that are infused with stimulants typically present in energy drinks – whether singly or in combination – such as guarana, taurine, ginseng and caffeine.  Management believes there are already eight competing brands in the United States, including Ecstasy™, along with another brand about to enter the market of energy-infused vodkas.

Brand Profile.  Brands competing directly with Ecstasy™ are vodka-based, differentiating their tastes based on particular fruit flavors such as peach, pomegranate, and citrus.  Product processes also differ between brands, in terms of the number of repeated distillations and the fermented substance used.  Alcoholic content among competitors are either 80-proof or 70-proof and because they are vodka-based, these brands can be drank straight up or mixed to produce cocktails.  The usual energy stimulants or ingredients used are caffeine, taurine, guarana, ginseng, and yerba mate.  Energy-infused vodkas started in 2004, with most brands entering the market in 2007.

Target Market.  Ecstasy™’s competitors have generally targeted the party and club drinkers, which is usually attracted to this type of drink since it allows them to be continually energized while socializing in the crowd.  Based on their marketing campaigns, some brands also intentionally carved out their market niches, such as Blue Lotus and 3 AM which set out to entice health-conscious drinkers.

Market Coverage.  As these brands are relatively new entrants to the spirits markets, most are concentrating on expanding their geographical reach in the United States, like Ecstasy™.  This proves to be an arduous process as each state has its own laws relating to alcoholic beverages.  Half of the brands have reached over half of the total states while some have already made inroads in other countries.

Pricing.  All of the brands have positioned their prices in the super-premium range, which sells upwards of US$30 a bottle.  This attests to the type of drinker that these brands want to attract, along with the complexity of manufacturing these types of drinks.  Comparatively, Ecstasy™ will be priced in the upper half of the super-premium range.

Marketing Strategy.  Ecstasy™’s competitors have based most of their marketing points on the “energy” factor of their drinks, emphasizing how it will enable people to keep up with night activities despite alcohol consumption.  Some also emphasize added features such as Blue Lotus’ “good for the soul” tagline to emphasize all-natural ingredients, or Everglo’s “powerfully smooth” tagline to emphasize its taste.

The product itself is unique and at the forefront of the next category of growth in the spirits industry. That category being Enhanced Spirits. Ecstasy™ liqueur will be premium priced at slightly higher than Kettle One and below that of Grey Goose.  This is at the lower end of the Enhanced Spirit category with many brands higher than Grey Goose.

Principal Products

License Agreement with Encore Brands LLC for Ecstasy™ Brand Liqueur

On September 16, 2008, we entered into an exclusive license agreement with Encore Brands LLC pursuant to which we were granted an exclusive, nontransferable, nonsublicensable limited right to sell distribute and market Ecstasy™ Brand Liqueur in the United States and Canada. Currently our operations depend upon the license and sale of the Ecstasy™ Brand Liqueur and its successor rights. On, August 12, 2010, we agreed to an amendment to the Licensing Agreement with Encore Brands, LLC, to automatically renew the licensing period until September 16, 2011. In consideration for the granting of the exclusive license, we issued Encore Brands LLC 1,500,000 shares of our common stock.

Non-Binding Letter of Intent with Cermex SA

On June 16, 2010, we entered into a non-binding Letter of Intent (“LOI”) with Cermex SA (“Cermex”) to enter into a Design and Development Agreement (“agreement”).  After meeting with Cermex’s management it was agreed that the mutual development of existing brands and marketing services by Encore would provide a valuable resource for their existing beer brands and a platform for the develop of new brands, to be wholly owned by Encore. In addition, Cermex would provide favorable terms on development of product and packaging for both Encore's own labels and any private label business that was created through Encore's sales efforts. We are currently working with Cermex’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize.

Non-Binding Letter of Intent with KSB, LLC for Zephyr Gin

On June 16, 2010 we entered into a non-binding Letter of Intent (“LOI”) with KSB, LLC to design and develop products under the Zephyr Gin (“Zephyr”) labels, to provide marketing and sales in the US and the World, Zephyr is a premium gin brand in the US and UK with limited distribution and a demographic profile in line with the brand strategy of our initial product, Ecstasy Liqueur. After speaking with Zephyr’s management, it was agreed that a relationship with us would be mutually beneficial to both parties in the sense that it would provide more offerings for us to the same customers and more resources to Zephyr to help build their brand. We are currently working with Zephyr’s management to finalize our relationship however there can be no assurance any definitive agreement will ever materialize.

Promotional Strategy

We will utilize the strength of our management team, directors and consultants as a company to focus on our brand(s) to consistently meet the needs of customers and consumers around the world.

We aim to gain brand loyalty through local advertising and promotions, sponsored events, buyer/staff and distribution incentives, and entertainment and PR hits.  We hope to attain national exposure in order to drive both awareness and sales in its present market.  At the same time, it would draw inquiries from untapped markets as well.  Our on and off-premise promotions, led by the sales management team, are expected to pay off in increased awareness and higher sales.

We will kick off promotional campaigns with launch parties, supported by on-premise samplings, on and off-premise giveaways, and specialty drinks and menus.  Product brochures, press kits, signage, banners, public relations, product placement, sponsorships and internet-based marketing were also utilized to maximize brand exposure and awareness.

We will also distribute in state consumer trade shows where retailers are also invited.  This allows the sales team to meet up with the retailers who are hard to get in touch with.  Advertising and promotion will also be achieved through staff training of on-premise locations; bartenders and wait-staff will be trained to fully-understand the product and market it to customers.  Incentives will then be given to them in order to motivate sales efforts.  Brand training and telemarketing, which familiarize dealers with the product, are other advertising means that the company will use.

Since public relations gimmicks are effective promotion measures, we will participate in high-profile events to create an affinity for the brand that will resonate with its target market and help build brand loyalty, and ultimately drive sales upward.  Among numerous high-profile promotional and sampling campaigns will be: the Super Bowl, Sundance Film Festival, the Oscars, L.A. and Miami Fashion Weeks, film premieres, musical performances, and gallery and studio openings.

Market Coverage

The Tobacco Trade and Tax Bureau (TTB) has approved the Ecstasy™ label which is only currently registered for sale in Arizona, California, Colorado, Florida, Illinois, Kentucky, New Jersey, New York, and Wisconsin with new markets to be added. We will focus on core markets’ on-premise sales in its first year and will expand into off-premise distribution as conditions warrant.

Dealer Support

We will utilize the mandatory US three-tier alcohol distribution system, which requires a third party between producer and retailer. We will build ties with highly-capable distributors across the United States as well as services of regional distributors, utilizing management’s existing relationships.

Brand Awareness and Recall

It is management’s belief that there are thousands of Spirit brands with varying degrees of aided and unaided awareness.  We intend to utilize our experience and judgment to select brands of outstanding quality that when consumed have high degrees of customer satisfaction. It is management’s belief that these products will provide better brand recall and allow for peer to peer sharing, or “word of mouth advertising” which management considers the most effective type of advertising for its products.

The additional tenants of our brand selection process include name, packaging and product category. In the case of Ecstasy Brand Liqueur, all three tenants have been confirmed by management, the name is unique and has the connotation of good feelings associated with the brand, the packaging is strikingly beautiful and stands out on the shelf and the category is a new and relatively un-crowded compared to others such as Vodka or Tequila.

Combined with multiple points of distribution, effective consumer advertising and ground level marketing, it is the intention of management to grow brand awareness and drive trial while helping develop recall in the consumers brand selection process.

Distribution Methods

Premium spirit brands have become the darling of the alcoholic beverage industry. While beer and wine sales have been relatively flat for the past several years, the premium spirit segment has maintained high growth, which analysts predict, will continue for years to come as the drinking age population expands and tastes evolve.

Today’s trends continue to be primarily within the white spirits, flavors, and active or enhanced ingredients categories.  Examples can be seen in the numerous versions of overly hyped vodkas (with claims of being multiple distilled, exotic water sourced and the use of various filters, including diamond powder, mesquite charcoal, etc.) and in the increase in varieties of tequila being produced. Our market is in the enhanced spirit category, which is still relatively untapped with only a hand full of brands available.

Management believes today’s next generation of drinkers have grown up on energy drinks and functional beverages. Therefore, when they go to the bar their first instinct is to combine their common beverage with alcohol. They are not looking to drink their parents booze such as a gin and tonic, scotch or a screwdriver.  Management believes this young demographic is the hottest segment of the market place and is underserved by all of the retreads of the same old products.

Our approach is to identify a specific demographic (in this case men and women ages 21-34), and focus on that consumer. By creating awareness and generating trial we intend to build on that foothold by widening distribution to include more markets and retail placements. Utilizing relevant communications and grass roots marketing, we will make the brand resonate with that core demographic and continue to build broad brand awareness.

By creating pivotal catalysts for trial and awareness, we will leverage the distribution network to support the key markets serving this demographic and utilize additional broker support when our own inside sales people are not available.  To create “catalysts for trial and build awareness” for the brand we intend to promote the brand heavily with the use of events at bars and clubs, traditional public relations and online marketing.  We have created a marketing plan that is appropriately themed for the demographic we are trying to reach as well as to create residual public relations benefits and marketing opportunities. We intend to reveal this campaign to the consumer and general public in the 1st quarter of 2011 at an appropriate time.

As of August 2010, Pelican Brands has acted as Encore Brands’ national broker and sales agents for its brands. Pelican has a presence in all 50 states. This group of nearly 60 individuals will allow Encore to immediately have a presence in any market it enters. In addition, Pelican will be handling compliance and distributor relationships for Encore for all brand activities.  Currently Encore is working on achieving compliance in the following states:  AZ, DC, DE, FL, GA, HI, KY, MA, NY, TX, IL, CA. Subject to our compliance, we expect to begin full-scale operations in 5 states during Q4 2010.

Competition

Due to the limited information in terms of sales performance by energy-infused vodkas, market position of players can just be derived from brand awareness.  Although enhanced spirits is still an emerging market in the spirits sector, strong market positions are gradually being established by the continued entrants of players into the segment and the continued geographical expansion of existing brands.

Energy-infused vodkas that have entered the market at an early stage have already garnered some recognition.  P.I.N.K. vodka has accepted awards such as the 2008 “Rising Star” Growth Brand Award (Beverage Information Group), one of Top 50 Spirits of 2007 (Wine Enthusiast Magazine), 11 Beverage Dynamics Advertising and Promotions Awards, and American Graphic Design Award for bottle design.  Blue Lotus was awarded the Gold Medal in the San Francisco World Spirits Competition 2008.  Brands in this segment have invested much to increase brand awareness and recognition, ushering press releases and drink commentaries for print media, and organizing sampling parties and sponsoring events to increase product exposure.

We may find it difficult to penetrate the market due to the presence of these more established incumbent players.  It needs to overcome recognized brand identity of and customer loyalty gained by its competition.  For this reason the name Ecstasy™ which is familiar with the key demographic and a memorable name is expected to transform the product into a top-of-mind brand.

Manufacturing and distribution capacity of potential rival companies may enable them to hold cost advantages over the smaller-scale operation of a company like us as we begin to compete against global, regional, and local brands.

While the industry has consolidated considerably over the last decade, the 10 largest global spirits companies control less than 15% of the total global market for spirits, and in Asia their share in less than 3%.  We believe that the overall market environment offers considerable growth opportunities for exception builders of premium brands.

Sources and Availability of Products

We currently have a five-year requirement contract with Distilled Resources Inc. (DRinc) that expires on August 31, 2015.  The requirement contract stipulates that DRinc is required to supply as much vodka or flavored vodka, liqueurs, and distilled specialty spirits to us as required, in minimum production runs of 2,000 9-liter cases or the equivalent per the terms defined in each products price sheet and to take bottled inventory within 30 days of invoice date.

DRinc is a full service beverage grade custom alcohol distillery.  The company distills neutral spirits from Idaho russet potatoes, organic grains, and Idaho winter wheat and corn for use in award winning vodkas, liqueurs, and other specialty spirits.  DRinc offers full production, blending, and bottling services for our brand as well as warehousing and consulting. The terms are for the product to be received within 30 days of the invoice date, and all shipments to distributors require Federal excise tax to be paid prior to delivery to the distributor.   As our contract is for five years, we have not sourced a second distiller of our product, and thus rely on DRinc to provide all production of Ecstasy™ Liqueur.

Liquor Bottle International in New York is our current supplier of glass.  Their expertise is in sourcing glass from around the world, and thus can easily adjust sourcing to accommodate supply and demand. We buy glass as needed.

Boise Cascade will be our contractor for corrugated boxes and packaging and Ignite, the preferred contractor, for advertising and marketing materials. These will all be on a contract basis with no retainer agreements or binding obligations for future work.  It is our opinion that both Boise Cascade and Ignite’s products and services are at a level and quality we want for our products, but they are not proprietary and we can choose to add to or change these contractor relationships to other competitors in the market as pricing and conditions warrant.

Government and Industry Regulation

Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business could have a material adverse effect on our business, results of operations and financial condition. Alcohol is a controlled substance and is regulated by the federal government. As a wholesaler, Encore Brands has obtained a federal permit to distribute the brand in the US.

The Treasury Department’s Tobacco Trade and Tax Bureau (TTB) has approved the product formula and label for Ecstasy™ Liqueur. It is currently considering rules to mandate standardized labeling information on beer, wine and distilled spirits and has sought public comments.

We will be subject to federal laws and regulations that relate directly or indirectly to our operations including securities laws.  We will also be subject to common business and tax rules and regulations pertaining to the operation of our business.

We are subject to all state and federal regulations regarding the distribution and sales of alcohol.

Research and Development Activities

Other than time spent researching our proposed business we have not spent any funds on research and development activities to date.  We do not currently plan to spend any funds on research and development activities other than to develop new brands as resources allow.

Employees

We currently have 2 employees, including our officers, and plan to hire a sales manager on a small base with commission to act as the coordinator for our relations with Pelican Brands, LLC and other entities as we are cleared for sales in each respective state.

Legal Proceedings

We are not involved in any pending or threated legal proceeding.

Property

We rent office space from McKean & Margerum Enterprises, Inc., an entity controlled by Alex McKean, our chief financial officer, at 1525 Montana Avenue, Suite C, Santa Monica, CA 90403, on a month-to-month basis at a rate of $750 per month. Either party may terminate the arrangement upon notice to the other party. This agreement began in February 2010.

MANAGEMENT

The following table sets forth the names, ages, and positions of the Company’s executive officers and directors as of September 24, 2010.

Name	Age	Positions and Offices Held
Gareth West	39	Chief Executive Officer and Director
Alex G. McKean	46	Chief Financial Officer
Eric Barlund	43	Director
Murray Williams	40	Director

The following summarizes the occupation and business experience for the Company’s officers, directors, and key employees.  Executive officers are elected annually by the Company’s Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by the Company’s shareholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Gareth West – Chief Executive Officer and Director.  Mr. West has been our chief executive officer and director since June 2009.  Since 1999 Mr. West has been involved in the entertainment and production business, primarily functioning as an independent film producer, as well as producing through the Syndicate LLC. As a producer, Mr. West has enjoyed success, producing five movies, including “Pitfighter”, a martial arts action movie, starring Steven Bauer (“Scarface”, “Traffic”), which was released in June 2005 by 20th Century Fox Home Entertainment;  “Chasing Ghosts” 2005, a thriller starring Michael Madsen (“Kill Bill”); “Unbeatable Harold” 2006, stars Dylan McDermott, Gladys Knight and Nicole DeHuff; “Ghost Game”, being distributed by American World Pictures and “Cult” 2007, starring “Hustle & Flow’s” Taryn Manning.  Beginning in 1995, Mr. West commenced his involvement with The Wine Bank, U.K. that he helped found. As a founder, Mr. West was active in the company as Sales and Marketing Director before leaving in 2001.  In the role of Sales and Marketing Director he was instrumental in building the companies turnover from $1 to $25 million.  During his tenure at The Wine Bank, Gareth developed many innovative award winning new brands including Simply and the Body & Soul range. Mr. West was selected as a director based on his leadership and ideas to build a business from the ground up. His concept of licensing brands and marketing them in the US is not new, but having successfully done this in the past his knowledge and relationships are key to creating value for shareholders.

Alex G. McKean - Chief Financial Officer.  Mr. McKean has been our chief financial officer since October 2009.  Previous to that, he acted as an independent management consultant under his own firm, McKean Financial Consulting as well as an independent contractor with Robert Half International and Ajilon Finance for clients such as: Charles Drew University, First California Bank, American Apparel, Color Spot Nurseries, and International Aluminum, providing services in accounting, regulatory filings, compliance, M&A and valuations. Prior to establishing his own firm, during 2004-2007 Mr. McKean was with Parson Consulting working in such areas as: strategy, financial modeling, SEC filings, process management and Sarbanes Oxley. Major clients included: Citigroup, Arvin Meritor, KeyEnergy, Ameriquest, and Ecolab. Mr. McKean has held positions as a Controller and VP of Finance at 24:7 Film from 2002-2204, VP of Finance at InternetStudios.com from 2000-2002, Director of FP&A/SVP at Franchise Mortgage Acceptance Company from 1998-2000, as Corporate Accounting Manager/Treasurer of Polygram Filmed Entertainment from 1996-1998 and Assistant Treasurer/Controller for State Street Bank from 1989-1996. Mr. McKean holds an International MBA from Thunderbird's School of Global Management and undergraduate degrees in Finance and Political Science from Trinity University.

Eric Barlund - Director.  Mr. Barlund has been our director since October 2008.  Currently, Mr. Barlund is Vice President and Sales Manager for Titos Vodka.  From 2005 until 2008 Mr. Barlund was actively developing and managing Ecstasy Liquor.  Mr. Barlund conducted business as a sole proprietor under the name Spirited Solutions while involved developing the Ecstasy Liqueur Brand for Encore Brands LLC in managing its national sales efforts and distributor relationships.  From 2000 until 2004, Mr. Barlund was Vice President central region of Nolet Spirits USA, Ketel One Vodka. From 1998 to 2000 Mr. Barlund was regional manager of Ketel One in 9 Midwest states with gross annual sales of $66 million. From 1989 to 1998 Mr. Barlund was district manager for Judge & Dolph LTD, a midwest distributor representing a large spirit portfolio including Allied Domecq, Sidney Frank, Grant and Sons, Barton Brands, Diageo and Nolet Spirits. Mr. Barlund has a BA in Communications and English from Indiana University.  Mr. Barlund was selected as a director based on his being a highly respected senior level professional in the spirits industry with nearly 20 years of experience. His integrity, insight and guidance are valued components as we conduct our business of marketing our products and growing sales, from distributor management, to sales programming and brand building.

Murray Williams – Director.  Mr. Williams has been our director since October 2008.  Mr. Williams has been Chief Financial Officer, Treasurer and Secretary of GTX Corp., a personal location solutions company (GTXO.OB) since March 14, 2008.   From February 2007 until March 2008, Mr. Williams was an independent business and financial consultant to individuals and development stage companies.  From June 2005 to February 2007, Mr. Williams was the Chief Financial Officer and Director of Interactive Television Networks, Inc. ("ITVN"), a public company and a leading provider of Internet Protocol Television hardware, programming software and interactive networks. Prior to joining ITVN, from September 2001, Mr. Williams was a consultant and investor in numerous companies, including ITVN.  In January 1998, Mr. Williams was one of the founding members of Buy.com, Inc.  Mr. Williams developed the finance, legal, business development and human resource departments of Buy.com and last served as its Senior Vice President of Global Business Development until August 2001.  Prior to joining Buy.com, from January 1993 to January 1998, Mr. Williams was employed with KPMG Peat Marwick, LLP and last served as a manager in their assurance practice.  Mr. Williams managed a team of over 20 professionals specializing in financial services with an emphasis on public offerings, private financings and mergers/acquisitions. Mr. Williams also serves on the board of directors of Beyond Commerce, Inc., a public company that operates a social Web site and an internet advertising business.  Mr. Williams is a CPA and received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison. Mr. Williams was selected as a director based on his professional experience as executive officer and board member of publicly listed companies. His knowledge is invaluable to the financial decisions necessary to operate the company and to meet the compliance requirements of the SEC and FINRA.

Family Relationships

None.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of our directors, executive officers (including those of our subsidiaries), promoters or control persons have:

•	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject to, or a party to, any sanction or order, not subsequently reverse, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees; Corporate Governance

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company does not currently have an audit committee. We expect our Board of Directors to appoint an audit committee, a nominating committee and a compensation committee and to adopt charters relative to each such committee. We intend to appoint such persons to committees of the Board of Directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange.

The Company does not have an audit committee financial expert.

Code of Ethics

We have not adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions because of the small number of persons involved in the management of the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation awarded or paid to, or earned by the officers and directors of Encore Brands, Inc. for the years ended September 30, 2009 and 2008, respectively.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Gareth West, Chief Executive	2009	-	-	$14,000	-	-	-	-	-
Tom Roth,	2009	-	-	-	-	-	-	-	-
Officer, Director	2008	-	-	-	-	-	-	-	-

Executive salaries were not paid in 2008 and 2009.  Beginning in 2010, all salaries are accrued, but not paid at a rate of $150,000 per executive.

Outstanding Equity Awards at Fiscal Year-End

None.

Employment Agreements

None.

Director Compensation

We accrued $30k in compensation for our two outside directors for their work performed beginning in October 2008, through the fiscal year ended September 30, 2009 for services performed during the company’s Board of Director’s meetings and for being available for industry and professional consultation related to the formation and strategic plan of marketing the Ecstasy Brand.   None of our directors receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

Director Compensation
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Murray Williams	-	-	-	-	-	15,000	15,000
Eric Barlund	-	-	-	-	-	15,000	15,000

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 16, 2008, we entered into an exclusive license agreement with Encore Brands LLC pursuant to which we were granted an exclusive, nontransferable, nonsublicensable limited right to sell distribute and market Ecstasy™ Brand Liqueur in the United States and Canada. Currently our operations depend wholly on the license and sale of the Ecstasy™ Brand Liqueur and its successor rights. The current license is good through September 16, 2014.   In consideration for the granting of the exclusive license, we issued Encore Brands LLC 1,500,000 shares of our common stock. The relationship between Encore Brands, Inc. and Encore Brands LLC is not as a related party, but as the single supplier for our first brand offering, and thus, the LLC has a vested interest in the dealings of the brands in our normal course of business. The shares issued to the company for the purchase of the license are under the 10% threshold of an affiliated entity and to-date no officers are common between the two companies.

On June 17, 2009, the Board of Directors accepted the resignation of Thomas Roth as President, CEO, and Director. The Company repurchased 14,000,000 shares of stock owned by Mr. Roth for $140, and cancelled the shares.

On June 17, 2009 the Board of Directors elected Gareth West to replace Thomas Roth as President, CEO, and Director. On July 13, 2009, the Company approved the issuance of 14,000,000 shares to Gareth West. Stock-based compensation expense of $14,000 was recognized for this issuance, based on management’s determination of fair value of each share to be par value, $0.001. No active market existed for the shares at the time of issuance and as such it was determined that the par value of our common stock was a reasonable fair value given the early stage of our development.

We rent office space from McKean & Margerum Enterprises, Inc., an entity controlled by Alex McKean, our chief financial officer, at 1525 Montana Avenue, Suite C, Santa Monica, CA 90403, on a month-to-month basis at a rate of $750 per month.  Either party may terminate the arrangement upon notice to the other party. This agreement began in February 2010. As of June 30, 2010, no amounts had been paid, and $4,500 was accrued.

Each officer also receives $12,500 per month as salary. No amounts have been paid to date, other than $5,000 to its Chief Executive Officer.

During the nine months ended June 30, 2010, the Company received $25,000 of advances from a shareholder. These advances are unsecured, bear interest at 3.25% and have no specific repayment date. The balance owed to the shareholder was $36,860 and $12,360 as of June 30, 2010 and September 30, 2009. The Company repaid $500 of advances to the shareholder during the nine months ended June 30, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of September 24, 2010, by (a) each person who is known by us to beneficially own 5% or more of our common stock, (b) each of our directors and executive officers, and (c) all of our directors and executive officers as a group.

Name (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (2)
Gareth West	14,000,000	86.72%
Alex McKean	0	*
Eric Barlund	1,000	*
Murray Williams	500	*
All directors and executive officers as a group (4 persons)	14,001,500	86.89%
5% Shareholders
Encore Brands, LLC (3)	1,500,000	9.31%
* Less than 1%

(1)	The address of each person is c/o Encore Brands, Inc., 502 East John Street, Carson City, Nevada 89706, unless otherwise indicated herein.
(2)
The calculation in this column is based upon 15,989,555 shares of common stock outstanding on November __, 2010 . Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the subject securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November __, 2010 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the percentage beneficial ownership of any other person.

(3)	David Kaufman has sole voting and dispositive power over the shares held by Encore Brands, LLC.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders of up to 487,555 shares of our common stock, all of which are being registered for sale for the accounts of the selling stockholders.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

Other than Eric Barlund and Murray Williams, who are directors of the Company, the selling stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Number of Shares Offered Pursuant to this Prospectus	Shares of Stock Beneficially Owned After the Offering (1) Number	CommonStock Beneficially Owned After the Offering (1) Percent
Mark Abdou	5,000	5,000	0	*
Simon Adams	611	611	0	*
AK Partners (2)	50,000	50,000	0	*
Cesar Andrino	1,000	1,000	0	*
Leatrice Aroff	20,000	20,000	0	*
Patrick Aroff	50,000	50,000	0	*
Eric Barlund	1,000	1,000	0	*
Patrick Bertagna	500	500	0	*
Dave Bourne	7,500	7,500	0	*
Craig Clunies-Ross	300	300	0	*
Stacy Clunies-Ross	300	300	0	*
Mary Daily	611	611	0	*
Steve Danziger	25,000	25,000	0	*
Andrew Duncan	500	500	0	*
Robert Esacove	15,000	15,000	0	*
Andy Fraser	20,000	20,000	0	*
Lisa Fremont	500	500	0	*
Tracy Glass	50,000	50,000	0	*
Andrew Halpern	250	250	0	*
Rebecca Halpern	250	250	0	*
David Kaufman	50,000	50,000	0	*
Chris King	30,000	30,000	0	*
Danny Klein	300	300	0	*
Klein Family Partnership (3)	300	300	0	*
Lisa Klein-Manley	300	300	0	*
Andrew Lane	250	250	0	*
Libbie Lane	250	250	0	*
Monica Luttman	500	500	0	*
Murray Martinson	20,000	20,000	0	*
Jon Matlick	30,000	30,000	0	*
Michelle Melany	500	500	0	*
Deanna Menold	30,000	30,000	0	*
Norton Morris	2,500	2,500	0	*
Paul Morris	500	500	0	*
Tim Phillips	1,111	1,111	0	*
Bastian Van Der Ree	1,111	1,111	0	*
Richardson & Patel LLP (4)	23,889	23,889	0	*
Louis Rosenbaum	2,000	2,000	0	*
RP Capital (5)	1,111	1,111	0	*
Jonathon Spanier	1,111	1,111	0	*
Titan Swann	20,000	20,000	0	*
Patricia Theis	500	500	0	*
Roy Thornton	500	500	0	*
Lorena Thorton	500	500	0	*
Greg Wallace	20,000	20,000	0	*
Christopher Walsh	1,000	1,000	0	*
Kelly Williams	500	500	0	*
Murray Williams	500	500	0	*
 *Less than 1%

(1)	Assumes that all shares of common stock registered will be sold and that all shares of common stock underlying warrants will be issued and sold.
(2)	David Kaufman, principal has sole voting and dispositive power over the shares held by AK Partners.
(3)	Diana Klein has sole voting and dispositive power over the shares held by Klein Family Partnership.
(4)	Erick Richardson and Nimish Patel have shared voting and dispositive power over the shares held by Richardson & Patel LLP.
(5)	Erick Richardson and Nimish Patel have shared voting and dispositive power over the shares held by RP Capital.

PLAN OF DISTRIBUTION

This is a self-underwritten offering.  This prospectus is part of a registration statement that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to him for any shares that are sold by him.  We may also engage registered broker-dealers to offer and sell the shares. We may pay any such registered persons who make such sales a commission of up to 10% of the sale price of shares sold, and provide the registered persons a non-accountable expense allowance of up to 3% of the sale price of shares sold.  However, we have not entered into any underwriting agreement, arrangement or understanding for the sale of the shares being offered.  In the event we retain a broker who may be deemed an underwriter, we will file a post-effective amendment to this registration statement with the Securities and Exchange Commission. This offering is intended to be made solely by the delivery of this prospectus and the accompanying Subscription Application to prospective investors. We may terminate this offering prior to the expiration date. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our directors and officers will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

Rule 3a4-1 sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer. Those conditions are as follows:

a.	Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.
Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.	Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.
Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to perform at the end of the offering, substantial duties for or on behalf of our Company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i)  and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the Selling Stockholder and/or the purchasers.  Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this registration statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act.  The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of our common stock.

TERMS OF THE OFFERING

This is a direct public offering by Encore Brands, Inc. of a maximum of 20,000,000 shares of our common stock at $0.45 per share.  The shares will be sold at the fixed price of $0.45 per share until the earlier of (i) the date when the sale of all 20,000,000 shares is completed or (ii) 180 days from the date of this prospectus.  There is no minimum amount of aggregate subscriptions and there is no minimum amount of subscription required per investor.  Subscriptions, once received, are irrevocable. Accordingly, there is no minimum number of shares that must be sold in the offering, we will retain the proceeds from the sale of any of the offered shares, and funds will not be returned to investors. It is possible that no proceeds will be received by the Company or that if any proceeds are received, that such proceeds will not be sufficient to cover the costs of the offering. There is no commitment on the part of any person to purchase and pay for any shares.

There can be no assurance that all, or any, of the shares will be sold.  In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied. The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this prospectus, we have not identified the specific states where the offering will be sold. We will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

PROCEDURES FOR AND REQUIREMENTS FOR SUBSCRIBING

This is a direct public offering and, as such, payment for the sale of the shares in this offering will be payable to Encore Brands, Inc. and we will have immediate access to these funds.  Investors can purchase common stock in this offering by completing a Subscription Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part of.  All payments are to be made to Encore Brands, Inc. and are required in the form of United States currency either by personal check, bank draft, or by cashier’s check.  All subscription agreements and checks are irrevocable and should be delivered to Encore Brands, Inc. 502 East John Street, Carson City, Nevada 89706, attention Alex McKean, CFO.   We reserve the right to either accept or reject any subscription.  Any subscription rejected by us will be returned to the subscriber within five business days of the rejection date.  Once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us.  Subscriptions, once received by the company, are irrevocable.   All checks for subscriptions should be made payable to Encore Brands, Inc.

After the registration statement of which this prospectus forms a part has been declared effective, we will provide each investor with a copy of the final prospectus relating to this offering.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 75,000,000 shares of common stock, at a par value of $.001 per share. As of October 29, 2010 there were 15,989,555 shares of common stock issued and outstanding.

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by the Company’s board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stock holders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

Dividends

The Company has not paid any cash dividends to shareholders.  The declaration of any future cash dividends is at the discretion of the Company’s board of directors and depends  upon the Company’s earnings, if any, the Company’s capital requirements and financial position, the Company’s general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company’s business operations.

Warrants

As of November 12, 2010 , there are 55,555 outstanding warrants to purchase shares of our common stock.

Options

As of November 12, 2010 , there are no options to purchase the Company’s securities issued or outstanding.

Transfer Agent

Our transfer agent is West Coast Stock Transfer Corp., 2010 Hancock Street, First Level, San Diego, CA 92110.

Indemnification of Directors and Officers

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

 Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

EXPERTS

The consolidated financial statements included in this prospectus have been audited by LBB & Associates Ltd., LLP, an independent registered public accounting firm, given on the authority of that firm as experts in accounting and auditing to the extent and for the periods indicated in their report appearing elsewhere herein.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006 has passed upon the validity of the shares of common stock to be sold in this offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act, with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and our shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission’s website at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. Access to those electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: 502 East John Street, Carson City, Nevada 89706, attention Alex McKean, CFO.

ENCORE BRANDS, INC.
INDEX TO FINANCIAL STATEMENTS

Financial Statements for Fiscal Years ended September 30, 2009 and 2008

Reports of Independent Registered Public Accounting Firm	F-2
Balance sheets as of September 30, 2009 and September 30, 2008	F-3
Statements of Operations for the year ended September 30, 2009, September 16, 2008 (date of inception) to September 30, 2008 and September 16, 2008 (date of inception) to September 30, 2009	F-4
Statements of Cash Flows for the year ended September 30, 2009, September 16, 2008 (date of inception) to September 30, 2008 and September 16, 2008 (date of inception) to September 30, 2009	F-5
Statements of Stockholders’ Equity (Deficit) for the period from September 16, 2008 to September 30, 2009	F-6
Notes to Financial Statements	F-7

Financial Statements for the three and nine months ended June 30, 2010 and 2009 (unaudited)

Balance Sheets at June 30, 2010 (unaudited) and September 30, 2009	F-13
Statements of Operations for the three and nine months ended June 30, 2010 and 2009 and the period from September 18, 2008 to June 30, 2010 (unaudited)	F-14
Statements of Cash Flows for the nine months ended June 30, 2010 and 2009 and the period from September 18, 2008 to June 30, 2010 (unaudited)	F-15
Statement of Stockholders’ Equity (Deficit) for the period from September 30, 2009 to June 30, 2010 (unaudited)	F-16
Notes to Financial Statements (unaudited)	F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Encore Brands, Inc.
(A Development Stage Company)
Carson City, Nevada

We have audited the accompanying balance sheets of Encore Brands, Inc. (the “Company”) as of September 30, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 2009 and for the period from September 16, 2008 (Inception) to September 30, 2008 and 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Encore Brands, Inc. as of September 30, 2009 and 2008, and the results of its operations and its cash flows for the year ended September 30, 2009 and for the period from September 16, 2008 (Inception) to September 30, 2009 and 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas
April 28, 2010

ENCORE BRANDS, INC.
(A Development Stage Company)
BALANCE SHEETS

	September 30,	September 30,
Assets	2009	2008
Current assets:
Cash and cash equivalents	$177	$-
Total current assets	177	-

Intangible assets, net	1,000	1,500
Total Assets	$1,177	$1,500

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$39,299	$-
Shareholder loans	12,360	-
Total liabilities	51,659	-

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock, $.001 par value, 75,000,000 shares authorized, 15,989,555 and 15,500,000 shares issued and outstanding, respectively	15,990	15,500
Paid-in capital	233,670	-
Subscription Receivable	(1,800)	-
Deficit accumulated during the development stage	(298,342)	(14,000)
Total shareholders’ equity (deficit)	(50,482)	1,500
Total Liabilities and Stockholders’ Equity (Deficit)	$1,177	$1,500

See Notes to the Financial Statements

ENCORE BRANDS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	Year Ended	September 16, 2008 (date of inception) to	September 16, 2008 (date of inception) to
	September 30, 2009	September 30, 2008	September 30, 2009

Operating Expenses:
General and administrative	$284,342	$14,000	$298,342

Operating Loss	284,342	14,000	298,342
Net Loss	$(284,342)	$(14,000)	$(298,342)

Net loss per share:
Basic and Diluted	$(0.02)	$(0.00)

Weighted average shares outstanding:	15,982,146	15,500,000

See Notes to the Financial Statements

ENCORE BRANDS, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Year Ended September 30, 2009	September 16, 2008 (date of inception) to September 30, 2008	September 16, 2008 (date of inception) to September 30, 2009
Cash flows from operating activities:
Net income (loss)	$(284,342)	$(14,000)	$(298,342)
Adjustments for non-cash transactions:
Depreciation & amortization	500	-	500
Common stock issued for services	225,000	14,000	239,000
Changes in assets and liabilities:
Accounts payable	39,299	-	39,299
Net cash used in operating activities	(19,543)	-	(19,543)

Cash flows from financing activities:
Proceeds from issuance of common stock	7,500	-	7,500
Repurchase and cancellation of common stock	(140)		(140)
Shareholder loans	12,360	-	12,360
Net cash provided by financing activities	19,720	-	19,720

Net change in cash and cash equivalents	177	-	177
Cash and cash equivalents at beginning of period	-	-	-
Cash and cash equivalents at end of period	$177	$-	$177

Supplemental cash flow information:
Interest payments	$-	$-	$-
Income tax payments	$-	$-	$-

Non-cash transactions:
Common stock issued for license rights	$-	$1,500	$1,500
Issuance of common stock for subscription receivable	$1,800	$-	$1,800

See Notes to the Financial Statements

ENCORE BRANDS, INC.
 (A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the Period from September 16, 2008 to September 30, 2009

					Deficit
					Accumulated
	Common Stock		Paid-in	Subscription	in the Development
	Shares	Amount	Capital	Receivable	Stage	Total
Balance, September 16, 2008	-	$-	$-	$-	$-	$-
Net loss					(14,000)	(14,000)
Common Stock issued to founder for services	14,000,000	14,000	-	-	-	14,000
Common Stock issued for license	1,500,000	1,500	-	-	-	1,500
Balance, September 30, 2008	15,500,000	15,500	-	-	(14,000)	1,500
Repurchase and cancellation of stock	(14,000,000)	(14,000)	13,860	-	-	(140)
Issuance of stock to office	14,000,000	14,000	-	-	-	14,000
Common stock for cash	16,666	17	7,483	-	-	7,500
Common stock issued for subscription receivable	4,000	4	1,796	(1,800)	-	-
Common stock issued for services	468,889	469	210,531	-	-	211,000
Net loss	-	-	-	-	(284,342)	(284,342)
Balance, September 30, 2009	15,989,555	$15,990	$233,670	$(1,800)	$(298,342)	$(50,482)

See Notes to the Financial Statements

ENCORE BRANDS, INC.
(A Development Stage Company)
Notes to Financial Statements
September 30, 2009

Note 1. Nature of Business and Significant Accounting Policies

Encore Brands, Inc. (the "Company") is a wholesale supplier of alcoholic beverages located in Carson City, Nevada. It currently has the right and exclusive license to distribute Ecstasy Brand Liqueur in the United States and Canada. The concept behind Ecstasy Liqueur is a combination of flavored liqueur and energy drink that is a growing taste preference among drinkers. The Company is a wholesale supplier of alcoholic beverages. We intend to utilize a small marketing focused team with decades of experience in brand building to create significant sales of unique non-competing brands on and off premise in the U.S. market place. It currently has the right and exclusive license to distribute Ecstasy Brand Liqueur in the United States, one of the world’s first premium enhanced spirits.

The Company was incorporated in the State of Nevada on September 16, 2008. These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year. As of September 30, 2009, the Company had not yet achieved profitable operations and has limited cash, which will not be sufficient to sustain operations over the next fiscal year, all of which raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds from equity financing; however there is no assurance of additional funding being available.

Management’s Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Sales will be recognized when title passes to the customer, which is generally when the product is shipped or services are provided, assuming no significant Company obligations remain and the collection of relevant receivables is probable.  Amounts billed to customers for shipping and handling will be classified as sales.  Sales will reflect reductions attributable to consideration given to customers in various customer incentive programs, including pricing discounts on single transactions, volume discounts, promotional and advertising allowances, coupons, and rebates.

Product Warranty

We currently do not offer a warranty for our goods.

Cost of Goods Sold

The types of costs included in cost of product sold will be glass, labeling, packaging materials, finished goods, support and overheads, and freight and warehouse costs (including distribution network costs).  Distribution network costs will include inbound freight charges and outbound shipping and handling costs, purchasing and receiving costs, inspection costs, warehousing and internal transfer costs.  When new product is ordered, the company incurs the purchase of bottles and packaging related expenses in order to supply these materials to the distillery.

Shipping and Handling

Shipping and handling for product purchases will be included in cost of goods sold. Shipping and handling cost incurred for shipping of finished goods to customers will be included in selling expense. To date, the Company has not recorded any product purchases or shipping and handling costs of finished products to customers.

Selling, General and Administrative Expenses

The types of costs included in selling, general and administrative expenses consist predominately of advertising and non-manufacturing administrative and overhead costs.  Distribution network costs are not included in the Company's selling, general and administrative expenses, but will be included in cost of goods sold as described above.

The Company expenses advertising costs as incurred.

Accounts Receivable and Allowance for Doubtful Accounts

The majority of the Company’s accounts receivable will arise from sales of products under typical industry trade terms. Trade accounts receivable will be stated at cash due from customers less allowances for doubtful accounts.  Past due amounts will be determined based on established terms and charged-off when deemed uncollectible.

The Company will record an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments.  The allowance will be based on management’s assessment of the business environment, customers’ financial condition, accounts receivable aging and historical collection expense.  Changes in any of these items may impact the level of future write-offs.  As of September 30, 2009 and 2008, the Company did not have sales, and as such no reserve was required.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original purchase maturities of three months or less. As of September 30, 2009 we had cash and cash equivalents the amount of $177.

Inventory

Inventories will be valued at the lower of cost or market.  The cost will be determined by the first-in, first-out (FIFO) method and inventories are reviewed for excess quantities and obsolescence.

Costs will include customs duty (where applicable), and all costs associated with bringing the inventory to a condition for sale.  These costs include importation, handling, storage and transportation costs, and exclude rebates received from suppliers, which are reflected as reductions to closing inventory.  Inventories will be comprised primarily of beer, wine, spirits, packaging materials and non-alcoholic beverages.

Depreciation and Amortization

Depreciation will be provided over the estimated useful lives of the assets (up to 40 years for buildings, 5 to 20 years for machinery and plant equipment, 3 to 5 years for office equipment and computers and 2.5 to 7 years for vehicles) or the remaining terms of the leases, whichever is shorter, using the straight-line method for financial reporting purposes and accelerated methods for tax purposes.

Amortization is provided on the Company’s identified amortizable intangible assets recorded as a result of the license acquisition (see Note 2 for further information).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.”  ASC 740 requires an asset and liability approach for financial reporting for income taxes.  Under ASC 740, deferred taxes are provided for the estimated income tax effect of temporary differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rates at which these differences are expected to reverse.

Long-Lived Assets

In accordance with the ASC 360, “Property, Plant, and Equipment”, the Company evaluate whenever events or changes in circumstances indicate carrying amount may not be recoverable. The Company evaluates the realizability of its long-lived assets based on cash flow expectations for the related assets. Any write-downs are treated as permanent reductions in the carrying amount of the assets.

Advertising Expense

The Company expenses advertising costs as incurred.

Earnings Per Share

In accordance with ASC 260, "Earnings Per Share", the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At September 30, 2009, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding.

Stock-Based Compensation

Stock based compensation expense is recorded in accordance with  ASC Topic 718, “Compensation – Stock Compensation”, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

Fair Value of Financial Instruments

The carrying values of certain financial instruments approximate their fair value due to the short period to maturity of these instruments.

Development Stage Company

The Company is considered a development stage company. In a development stage company, management devotes most of its activities to preparing the business for operations. The ability of the Company to emerge from the development stage with respect to any planned principal business activity is dependent upon its successful efforts to obtain additional equity financing and/or attain profitable operations. There is no guarantee that the Company will be able to obtain any equity financing or sell any of its products at a profit. There is, therefore, doubt regarding the Company’s ability to continue as a going concern.

Recent Accounting Pronouncements

Effective July 1, 2009, we adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105, “Generally Accepted Accounting Principles.” ASC 105 establishes the FASB Accounting Standards Codification™ (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification supersedes all existing non-SEC accounting and reporting standards. The FASB will now issue new standards in the form of Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the changes in the Codification. References made to FASB guidance have been updated for the Codification throughout this document.

Effective June 30, 2009, we adopted guidance issued by the FASB and included in ASC 855, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The adoption of ASC 855 did not have a material impact on our results of operations or financial condition.

Effective April 1, 2009, we adopted guidance issued by the FASB that requires disclosure about the fair value of financial instruments for interim financial statements of publicly traded companies, which is included in the Codification in ASC 825, “Financial Instruments.” The adoption of ASC 825 did not have a material impact on our results of operations or financial condition.

Effective September 16, 2008, we adopted ASC 820, “Fair Value Measurements and Disclosures,” with respect to recurring financial assets and liabilities. We adopted ASC 820 on October 1, 2009, as it relates to nonrecurring fair value measurement requirements for nonfinancial assets and liabilities. ASC 820 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption of ASC 820 did not have a material impact on our results of operations or financial condition.

Note 2.  Intangible Assets

On September 16, 2008, the Company agreed to issue 1,500,000 shares at $.001 par of its common stock to Encore Brands LLC in exchange for the exclusive sales and distribution licensing rights to Ecstasy Brand Liqueur in the United States and Canada for a 36 month period commencing September 18, 2008.  This intangible asset is summarized in the table below. There was no active market for our shares at the time of the exchange, and we deemed par value to be the best measurement of fair value at the time of the exchange.

	Gross	Accumulated Amortization	Net
License Rights	1,500	500	1,000
	$1,500	$500	$1,000

The estimated amortization for the next two years will be $500 per year.

Note 3.  Lease Rental Obligations

Currently the company does not have any lease obligations.

Note 4.  Long-Term Debt and Notes Payable

There were no amounts outstanding on September 30, 2009.

Note 5. Income Taxes

The Company follows Accounting Standards Codification 740 "Income Taxes." Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry-forwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry-forward has been recognized, as it is not deemed likely to be realized.

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	September 30, 2009	September 30, 2008
Income tax benefit attributable to:
Net operating loss	$96,676	$4,750

Less stock based compensation	(76,500)	-

Less change in valuation allowance	(20,176)	(4,750)

Net refundable amount	$-	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	September 30, 2009	September 30, 2008
Deferred tax asset attributable to:
Net operating loss carryover	$24,926	$4,750
Valuation allowance	(24,926)	(4,750)
Net deferred tax asset	$-	$-

At September 30, 2009, the Company had an unused net operating loss carry-forward approximating $285,000 that is available to offset future taxable income; the loss carry-forward will start to expire in 2028.

Note 6. Commitments and Contingencies

The Company currently has no contingent liabilities for existing or potential claims, lawsuits and other proceedings.  We accrue liabilities when it is probable that future costs will be incurred and these costs can be reasonably estimated.  Accruals are based on developments to date, our estimates of the outcomes of these matters and our experience in contesting, litigating and settling other matters.  As the scope of the liabilities becomes better defined, there may be changes in the estimates of future costs.

Note 7. Related-Party Transactions

On June 17, 2009, the Board of Directors accepted the resignation of Thomas Roth as President, CEO, and Director. The Company repurchased 14,000,000 shares of stock owned by Mr. Roth for $140, and cancelled the shares.

On June 17, 2009 the Board of Directors elected Gareth West to replace Thomas Roth as President, CEO, and Director. On July 13, 2009, the Company approved the issuance of 14,000,000 shares to Gareth West. Stock-based compensation expense of $14,000 was recognized for this issuance, based on management’s determination of fair value of each share to be par value, $0.001. No active market existed for the shares at the time of issuance.

The Company has received loans from shareholders during 2009. The balance of these loans was $12,360 and $0 as of September 30, 2009 and 2008, respectively. The loans bear interest at 3.25%, are unsecured and due on demand.

Note 8. Capital Stock

As of the period ended September 30, 2009 the company had 75,000,000 million authorized and 15,989,555 and 15,500,000 shares outstanding for the years ending September 30, 2009 and 2008, respectively.

On June 17, 2009, the Board of Directors accepted the resignation of Thomas Roth as President, CEO, and Director. The Company repurchased 14,000,000 shares of stock owned by Mr. Roth for $140, and cancelled the shares. On June 17, 2009 the Board of Directors elected Gareth West to replace Thomas Roth as President, CEO, and Director. On July 13, 2009, the Company approved the issuance of 14,000,000 shares to Gareth West. Stock-based compensation expense of $14,000 was recognized for this issuance, based on management’s determination of fair value of each share to be par value, $0.001. No active market existed for the shares at the time of issuance.

During 2009, the Company issued 20,666 shares at $0.45 per share for cash proceeds of $7,500 and a subscription receivable of $1,800. The Company also issued 468,889 shares at $0.45 per share to consultants for services valued at $211,000.

Note 9. Subsequent Events

On October 27, 2009, the Company’s Board of Directors approved the appointment of Mr. Alex McKean as the company’s Chief Financial Officer.

On December 18, 2009, Encore Brands, Inc. entered into a $50,000 Bridge Loan and Investment Agreement (the "Bridge Loan Agreement"), which is filed as by and between Peter Staddon, an individual (the “Lender”), and Encore Brands, Inc., a Nevada corporation (“Encore”).  Encore’s obligations under the Bridge Loan Agreement include:  (1) the issuance of a Promissory Note, (2) a financing and documentation fee (“Financing Fee”) to the Lender, and (3) the issuance of a 55,000 Common Stock Purchase Warrant to acquire shares of common stock at a price of $0.45 per share.

The loan is convertible into shares of the Company’s stock at a conversion price of a 15% discount to the ten-day volume weighted average price per share of the stock. If there is no market for the stock, the conversion price shall be determined by the Board of Directors. In no circumstances can the loan be converted if the conversion price will be less than $0.30 per share.

All shares of stock issuable under the warrants and the loan conversion are provided registration rights. There are no penalties to the Company for non-registration of these shares.

ENCORE BRANDS, INC.
(A Development Stage Company)
BALANCE SHEETS

	June 30, 2010	September 30, 2009
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$314	$177
Accounts receivable	10,000	--
Prepaid expense	25,000	--
Total current assets	35,314	177

Intangible asset, net	625	1,000

Total assets	$35,939	$1,177

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$261,871	$39,299
Shareholder advances	36,860	12,360
Convertible note payable and accrued interest	51,247	--
Total current liabilities	349,978	51,659

Total liabilities	349,978	51,659

Commitments and contingencies

Stockholders’ deficit:
Common stock, $0.001 par value; 75,000,000 shares authorized;
15,989,555 issued and outstanding June 30, 2010 and September 30, 2009, respectively	15,990	15,990
Subscription receivable	(900)	(1,800)
Additional paid-in capital	289,920	233,670
Deficit accumulated during the development stage	(619,049)	(298,342)

Total stockholders’ deficit	(314,039)	(50,482)

Total liabilities and stockholders’ deficit	$35,939	$1,177

See accompanying notes to financial statements

ENCORE BRANDS, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
For the three and nine months ended June 30, 2010 and 2009
And the period from September 16, 2008 (inception) to June 30, 2010
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		September 16, 2008 (inception) to June 30,
	2010	2009	2010	2009	2010

Revenue	$10,000	$--	$10,000	$--	$10,000

Operating expenses:
General and administrative	163,042	2,836	330,707	290,754	629,049

Total operating expenses	163,042	2,836	330,707	290,754	629,049

Net loss	$(153,042)	$(2,836)	$(320,707)	$(290,754)	$(619,049)

Weighted average number of common shares outstanding - basic and diluted
	15,989,555	15,935,679	15,989,555	15,935,679

Net loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.02)	$(0.02)

See accompanying notes to financial statements

ENCORE BRANDS, INC,
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the nine months ended June 30, 2010 and 2009
And the period from September 16, 2008 (inception) to June 30, 2010
(Unaudited)

	Nine Months Ended June 30,
	2010	2009	September 16, 2008, (inception) to June 30, 2010
Cash flows from operating activities
Net loss	$(320,707)	$(290,754)	$(619,049)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	375	375	875
Interest accrual	2,671	--	2,671
Common stock issued for services	56,250	255,775	295,250
Changes in operating assets and liabilities
Accounts receivable	(10,000)	--	(10,000)
Prepaid expense	(25,000)	--	(25,000)
Accounts payable and accrued expenses	221,148	15,460	260,447

Net cash used in operating activities	(75,263)	(19,144)	(94,806)

Cash flows from financing activities
Proceeds from issuance of common stock	900	7,050	8,400
Proceeds from notes payable	50,000	--	50,000
Proceeds from shareholder advance	24,500	12,110	36,860
Repurchase and cancellation of common stock	--	--	(140)

Net cash provided by financing activities	75,400	19,160	95,120

Net increase (decrease) in cash and cash equivalents	137	16	314

Cash and cash equivalents, beginning of period	177	--	--

Cash and cash equivalents, end of period	$314	$16	$314

Supplemental disclosure of cash flow information:
Income taxes paid	$--	$--	$--
Interest paid	$1,425	$--	$1,425

Non-cash transactions:
Common stock issued for license rights	$--	$--	$1,500

See accompanying notes to financial statements

ENCORE BRANDS, INC.
 (A Development Stage Company)
Statement of Stockholders’ Equity (Deficit)
For the Period from September 30, 2009 to June 30, 2010

					Deficit
					Accumulated
	Common Stock		Paid-in	Subscription	in the Development
	Shares	Amount	Capital	Receivable	Stage	Total
Balance, September 30, 2009	15,989,555	$15,990	$233,670	$(1,800)	$(298,342)	$(50,482)
Net loss					(320,707)	(320,707)
Subscription Payments Received			-	900	-	900
Common Stock Issued for Services			56,250	-	-	56,250
Balance, June 30, 2010	15,989,555	$15,990	$289,920	$(900)	$(619,049)	$(314,039)

See Notes to the Financial Statements

ENCORE BRANDS, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
June 30, 2010
(Unaudited)

1.  BASIS OF PRESENTATION

Encore Brands, Inc. (the “Company” or “Encore Brands”) is a wholesale supplier of alcoholic beverages located in Carson City, Nevada. It currently has the right and exclusive license to distribute Ecstasy Brand Liqueur, one of the world’s first premium enhanced spirits, in the United States and Canada.  The concept behind Ecstasy Liqueur is a combination of flavored liqueur and energy drink that is a growing taste preference among drinkers. We intend to utilize a small marketing focused team with decades of experience in brand building to create significant sales of unique non-competing brands on and off premise in the U.S. market place.

The accompanying unaudited financial statements of Encore Brands have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and applicable regulations of the U.S. Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of financial position and results of operations have been included.  Interim results for the three and nine months ended June 30, 2010 are not necessarily indicative of the results that may be expected for the full year ending September 30, 2010. The accompanying unaudited financial statements should be read in conjunction with our audited financial statements for the year ended September 30, 2009, which are included in our Annual Report on Form 10-K, and the risk factors contained therein.

The preparation of the accompanying unaudited financial statements requires the use of estimates that affect the reported amounts of assets, liabilities, revenues, expenses and contingencies.  These estimates can include, but are not limited to, estimates related to revenue recognition, allowance for doubtful accounts, inventory valuation, tangible and intangible long-term asset valuation, warranty and other obligations and commitments.  Estimates are updated on an ongoing basis and are evaluated based on historical experience and current circumstances.  Changes in facts and circumstances in the future may give rise to changes in these estimates which may cause actual results to differ from current estimates.

Derivative Instruments

The Company’s note payable contains terms with constitute a derivative liability under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815 and require bifurcation from the host instrument.  As required by FASB ASC 815, these instruments are required to be measured at fair value in its financial statements.  Changes in the fair value of the derivative liabilities from period to period are charged to derivative income (expense) as incurred.

Recently Adopted and Recently Issued Accounting Guidance

On July 1, 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”). The Codification became the single source of authoritative nongovernmental U.S. GAAP, superseding existing FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. The Codification eliminates the previous US GAAP hierarchy and establishes one level of authoritative GAAP. All other literature is considered non-authoritative. However, rules and interpretive releases of the Securities Exchange Commission (“SEC”) issued under the authority of federal securities laws will continue to be sources of authoritative GAAP for SEC registrants. The Codification was effective for interim and annual periods ending after September 15, 2009. The Company adopted the Codification for the year ending September 30, 2009.  There was no impact to the financial results as this change is disclosure-only in nature.

2.  EQUITY

Common Stock
During the nine months ended June 30, 2010, the Company collected $900 (of $1,800) of subscription receivable. No new shares of common stock were issued. The Company recognized $56,250 in stock-based compensation for 125,000 shares of the Company’s common stock valued awarded to an attorney for legal services provided. The stock was valued at $0.45 per share, the price of the Company’s last private placement, due to the Company’s lack of an active trading market. As of June 30, 2010, these and through the date of this report, these shares have not yet been issued.

During the nine months ended June 30, 2009, the Company issued 50,644 shares of common stock for the total consideration of $22,790 and 568,389 shares for services rendered all at a value of $0.45 per share.  The grant-date fair value of these shares was $255,775.

Common Stock Warrants
A summary of the Company’s warrant activity and related information for the nine months ended June 30, 2010 is provided below:

	Exercise	Number of	Remaining
	Price	Warrants	Life (Years)
Outstanding and exercisable at September 30, 2009	$--	--	--
Warrants exercised	--	--	--
Warrants granted	0.45	55,555	1.47
Warrants expired	--	--	--
Outstanding and exercisable at June 30, 2010	$0.45	55,555	1.47

The warrants above were issued in connection with the convertible note payable described in note 3. The Company valued the warrants using the Black-Scholes model, and the following assumptions: stock price of $0.45, exercise price of $0.45, expected term of 2 years, volatility of 0%, dividends of 0% and a risk-free interest rate of 0.82%. The fair value of the warrants based on these assumptions was determined to be immaterial, and accordingly no expense was recognized.

3.  CONVERTIBLE NOTE PAYABLE

On December 18, 2009, Encore Brands, Inc. entered into a $50,000 Bridge Loan and Investment Agreement (the "Bridge Loan Agreement"), which is filed as by and between Peter Staddon, an individual (the “Lender”), and Encore Brands, Inc., a Nevada corporation (“Encore”).  Encore’s obligations under the Bridge Loan Agreement include:  (1) the issuance of a Promissory Note, (2) a financing and documentation fee (“Financing Fee”) to the Lender, and (3) the issuance of a 55,000 Common Stock Purchase Warrant to acquire shares of common stock at a price of $0.45 per share. The loan is unsecured, bears interest at 10% per annum, and matures on December 18, 2010 at which time all unpaid principal and accrued interest is due.  As of June 30, 2010, the Company had paid $1,425 of interest.

The loan is convertible into shares of the Company’s stock at a conversion price of a 15% discount to the ten-day volume weighted average price per share of the stock. If there is no market for the stock, the conversion price shall be determined by the Board of Directors. In no circumstances can the loan be converted if the conversion price will be less than $0.30 per share.

All shares of stock issuable under the warrants and the loan conversion are provided registration rights. There are no penalties to the Company for non-registration of these shares.

Management determined that the conversion option in the note payable was a derivative liability as defined by GAAP, and required bifurcation as separate financial instrument due to the variable conversion terms. However, as the Company’s stock has not traded significantly in an open market, the value of the derivative was determined to be immaterial.

4. RELATED PARTY TRANSACTIONS

During the nine months ended June 30, 2010, the Company loaned a total of $5,000 to its Chief Executive Officer, which was then recorded as salary expense during the current period.

During the nine months ended June 30, 2010, the Company received $25,000 of advances from a shareholder. These advances are unsecured, bear interest at 3.25% and have no specific repayment date. The balance owed to the shareholder was $36,860 and $12,360 as of June 30, 2010 and September 30, 2009. The Company repaid $500 of advances to the shareholder during the nine months ended June 30, 2010.

During the nine months ended June 30, 2010, the Company agreed to pay $750 to its Chief Financial Officer for the use of office space. As of June 30, 2010, no amounts had been paid, and $4,500 was accrued. Each officer also receives $12,500 per month as salary. No amounts were paid during the period, and expense of $212,500 was accrued for as of June 30, 2010.

5. COMMITMENTS

On May 7, 2010, the Company entered into an agreement with Sichenzia Ross Friedman Ference LLP, to provide legal representation in connection with SEC matters.  The terms of the agreement require the issuance of 125,000 shares of common stock and a monthly retainer of $3,500. As of June 30, 2010, these shares have yet to be issued as discussed in Note 2.

On June 17, 2010 the Company entered into a two-year agreement with Heerdink Advisory Services, LLC to provide Securities and Investment Advisory Services in order to solicit and obtain financings for a completion fee of 8% and warrants equal to 8% of the shares purchased in the financing, contingent upon the completion of Encore’s Form S-1 becoming effective.

On June 21, 2010 the Company entered into a two-year agreement with Vista Partners to act as a capital market advisor. Under terms of the agreement, the Company is to make the following payments:

•	Issuance of 750,000 shares of common stock and $10,000 due upon the effective date of the agreement.
•	Issuance of 500,000 shares of common stock due upon the 7th month of agreement and monthly payments of $7,500 for the next six months
•	Issuance of 500,000 shares of common stock due upon the 13th month of agreement and monthly payments of $10,000 for the next six months
•	Issuance of 500,000 shares of common stock due upon the 19th month of agreement and monthly payments of $12,500 for the next six months.

On August 12, 2010, both parties amended the agreement to extend the effective date of the agreement to be contingent upon the completion of Encore’s Form S-1 becoming effective. As of June 30, 2010, no shares have been issued or recognized and no payments have been made.

All the agreements in effect are not inclusive of any voting majority or ownership interest, or preferred rights that would jeopardize management’s ability or significantly influence how management conducts its business or make critical decisions in the best interest of the company and it’s shareholders.

6.  SUBSEQUENT EVENTS

On July 27, 2010, the Company entered into a three-year rolling MOU with Pelican Brands, LLC to act as its National Sales and Marketing Agent for the U.S. market.  The terms of the agreement in year one include a minimum cases sold requirement of 8,000 9-liter cases, sales commissions of 12% and a monthly management fee of $8,000.

On, August 12, 2010, the Company agreed to an amendment to the Licensing Agreement with Encore Brands, LLC, to automatically renew the licensing period and additional three-years, due to delays in getting operations up and running.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by us relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

SEC registration fee		$662.56
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous	$	*

Total		$662.56

* To be filed by Amendment

Item 14. Indemnification of Directors and Officers

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and persons controlling us, we have been advised that it is the Securities and Exchange Commission’s opinion that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, and/or Rule 506 of Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons and had adequate access, through employment, business or other relationships, to information about us.

Subsequent to September 30, 2008, the Company issued 489,555 common shares to 52 selling shareholders at a fixed rate of $0.45. None of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years.

On June 17, 2009, the Board of Directors accepted the resignation of Thomas Roth as President, CEO, and Director. The Company repurchased 14,000,000 shares of stock owned by Mr. Roth for $140 , and cancelled the shares. On June 17, 2009 the Board of Directors elected Gareth West to replace Thomas Roth as President, CEO, and Director. On July 13, 2009, the Company approved the issuance of 14,000,000 shares to Gareth West. Stock-based compensation expense of $14,000 was recognized for this issuance, based on management’s determination of fair value of each share to be par value, $0.001. No active market existed for the shares at the time of issuance.

Shortly after inception, we filed a registration statement on Form S-1 pursuant to which we registered 20,000,000 shares of our common stock to be sold by us to qualified investors at $0.45 per share (the “Financing”).  In the Financing, we sold an aggregate total of 20,666 shares (“Shares”) to 34 subscribers at a price of $0.45 per share for total consideration of $9,300 and issued 468,889 restricted shares to 18 consultants for services rendered in separate transactions.  The issuance of these shares were primarily attributable to professional, legal and audit fees related to our public offering and ongoing compliance with our obligations under federal securities laws.  The proceeds from our public offering were used to pay for start-up costs and the related fees associated with registering our securities, our ongoing compliance requirement under federal securities laws and to apply for various licenses and permits with governmental agencies related to our future operations.

On December 18, 2009, Encore Brands, Inc. entered into a $50,000 Bridge Loan and Investment Agreement (the "Bridge Loan Agreement"), which is filed as by and between Peter Staddon, an individual (the “Lender”), and Encore Brands, Inc., a Nevada corporation (“Encore”).  Encore’s obligations under the Bridge Loan Agreement include:  (1) the issuance of a Promissory Note, (2) a financing and documentation fee (“Financing Fee”) to the Lender, and (3) the issuance of a 55,000 Common Stock Purchase Warrant to acquire shares of common stock at a price of $0.45 per share. The loan is unsecured, bears interest at 10% per annum, and matures on December 18, 2010 at which time all unpaid principal and accrued interest is due.  As of June 30, 2010, the Company had paid $1,425 of interest.

The loan is convertible into shares of the Company’s stock at a conversion price of a 15% discount to the ten-day volume weighted average price per share of the stock. If there is no market for the stock, the conversion price shall be determined by the Board of Directors. In no circumstances can the loan be converted if the conversion price will be less than $0.30 per share.

All shares of stock issuable under the warrants and the loan conversion are provided registration rights. There are no penalties to the Company for non-registration of these shares.

On May 7, 2010, the Company entered into an agreement with Sichenzia Ross Friedman Ference LLP, to provide legal representation in connection with SEC matters, specifically, with its S-1 amendment.  The terms of the agreement require the issuance of 125,000 shares of common stock.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1
Articles of Incorporation of Encore Brands, Inc. (herein incorporated by reference to Exhibit 3.1 from the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2009).

3.2
Bylaws of Encore Brands, Inc. (herein incorporated by reference to Exhibit 3.2 from the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2009).

4.1
Promissory Note with Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.2 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1
Licensing Agreement, dated September 18, 2008 by and between Encore Brands Inc. and Encore Brands LLC (herein incorporated by reference to Exhibit 99.2 from the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 20, 2009).

10.2	Form of Subscription Agreement**
10.3
Loan Agreement, by and among Encore Brands, Inc., and Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.1 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

10.4
Securities Purchase Agreement by and among the Registrant and Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.3 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

10.5	Agreement, dated June 17, 2010 by and between Encore Brands Inc. and Heerdink Advisory Services LLC*
10.6	Agreement, dated June 21, 2010 by and between Encore Brands Inc. and Vista Partners LLC*
10.7	Amendment to License Agreement, dated August 12, 2010 between Encore Brands, Inc. and Encore Brands LLC*
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of LBB & Associates Ltd., LLP*

* Filed herewith
** To be filed by amendment

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carson City, Nevada, on this 12th day of November, 2010.

ENCORE BRANDS, INC.
By:	/s/ Gareth West
	Name:	Gareth West
	Title:	Chief Executive Officer (Principal Executive Officer) and Director

By:	/s/ Alex McKean
	Name:	Alex McKean
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alex McKean, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Gareth West Gareth West	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2010

/s/ Alex McKean Alex McKean	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2010

/s/ Eric Barlund Eric Barlund	Director	November 12, 2010

/s/ Murray Williams Murray Williams	Director	November 12, 2010

Exhibit Number	Description
3.1
Articles of Incorporation of Encore Brands, Inc. (herein incorporated by reference to Exhibit 3.1 from the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2009).

3.2
Bylaws of Encore Brands, Inc. (herein incorporated by reference to Exhibit 3.2 from the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 7, 2009).

4.1
Promissory Note with Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.2 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1
Licensing Agreement, dated September 18, 2008 by and between Encore Brands Inc. and Encore Brands LLC (herein incorporated by reference to Exhibit 99.2 from the Company’s Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 20, 2009).

10.2	Form of Subscription Agreement**
10.3
Loan Agreement, by and among Encore Brands, Inc., and Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.1 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

10.4
Securities Purchase Agreement by and among the Registrant and Peter Staddon, dated December 18, 2009 (herein incorporated by reference to Exhibit 10.3 from the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2009).

10.5	Agreement, dated June 17, 2010 by and between Encore Brands Inc. and Heerdink Advisory Services LLC*
10.6	Agreement, dated June 21, 2010 by and between Encore Brands Inc. and Vista Partners LLC*
10.7	Amendment to License Agreement, dated August 12, 2010 between Encore Brands, Inc. and Encore Brands LLC*
23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
23.2	Consent of LBB & Associates Ltd., LLP*

* Filed herewith
** To be filed by amendment